Exhibit 2.1

Filed by Monster Beverage Corporation Pursuant to Rule 425 Under the Securities Act of 1933 Subject Company: Monster Beverage Corporation Commission File No.: 0-18761

EXECUTION VERSION

TRANSACTION AGREEMENT

Dated as of August 14, 2014

by and among

MONSTER BEVERAGE CORPORATION,

NEW LASER CORPORATION,

NEW LASER MERGER CORP.,

THE COCA-COLA COMPANY

and

EUROPEAN REFRESHMENTS

i

6.9	Listing and Maintenance Requirements	32
6.10	Material Adverse Change	32
6.11	Litigation	32
6.12	Intellectual Property	33
6.13	No Undisclosed Liabilities	34
6.14	Compliance with Law	34
6.15	Contracts	35
6.16	Ownership and Operations of NewCo and Merger Sub	35
6.17	Anti-Takeover Statutes	35
6.18	Brokers and Finders	36
6.19	Tax Matters	36
6.20	Tax Treatment	36
6.21	Insurance	37
6.22	No Other Representations and Warranties	37

Section 7. REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER		37
7.1	Organization	37
7.2	Authorization; Enforcement	38
7.3	No Conflicts	38
7.4	Filings, Consents and Approvals	38
7.5	Own Account	38
7.6	Purchaser Status	39
7.7	Experience of the Purchaser	39
7.8	Sufficient Funds	39
7.9	Restricted Securities	39
7.10	Certain Transactions	40
7.11	Brokers and Finders	40
7.12	Tax Treatment	40
7.13	No Other Representations and Warranties	40

Section 8. COVENANTS OF THE PARTIES		41
8.1	Public Disclosure	41
8.2	Confidentiality	41
8.3	Consents and Filings	43
8.4	Information Rights	45
8.5	Transfer Restrictions	46
8.6	Standstill Restrictions	47
8.7	Purchaser Voting Agreement	50
8.8	Conduct of Business by the Company	50
8.9	Indemnification	51
8.10	Board Representation	52
8.11	D&O Indemnification and Insurance	53
8.12	Preemptive Rights	53
8.13	Anti-Takeover Measures	55
8.14	Integration	55
8.15	Certain Efforts	57

8.16	Additional Cooperation	58
8.17	Beverage Base Supply Agreement; Production	59
8.18	Parent Guaranty	59
8.19	Certain Senior Executive Officers	59

Section 9. REGISTRATION RIGHTS		60
9.1	Demand Registration	60
9.2	Restrictions on Demand and Shelf Registrations	60
9.3	Selection of Underwriters; Underwritten Offering	61
9.4	Piggyback Registrations	61
9.5	Withdrawals	62
9.6	Registration Procedures	62
9.7	Removal of Legends	66
9.8	Suspension	66
9.9	Registration Expenses	66
9.10	Rule 144 Reporting	66
9.11	Company Indemnification	67
9.12	Purchaser Indemnification	67
9.13	Resolution of Claims	68
9.14	Contribution	68

Section 10. CLOSING CONDITIONS		69
10.1	Mutual Conditions	69
10.2	Conditions to the Obligation of Parent and the Purchaser	69
10.3	Conditions to the Obligation of the Company	71

Section 11. TERMINATION OF THE AGREEMENT		71
11.1	Termination Events	71
11.2	Effect of Termination	72

Section 12. MISCELLANEOUS		73
12.1	Fees and Expenses	73
12.2	Notices	73
12.3	Entire Agreement	74
12.4	Amendments and Waivers	74
12.5	Survival	74
12.6	Successors and Assigns	75
12.7	No Third-Party Beneficiaries	75
12.8	Severability	75
12.9	Remedies	75
12.10	Business Days	76
12.11	Construction	76
12.12	Governing Law and Venue	76
12.13	WAIVER OF JURY TRIAL	76
12.14	Counterparts and Execution	76
12.15	Further Assurances	77

EXHIBITS

Exhibit A: Form of Certificate of Merger

Exhibit B: Form of Amended U.S./Canada Coordination Agreement

Exhibit C: Form of Amended International Coordination Agreement

Exhibit D: Form of Acquired KO Brand U.S./Canada Coordination Agreement

Exhibit E: Form of Acquired KO Brand International Coordination Agreement

Exhibit F: Form of Amended CCR Agreement

Exhibit G: Form of Amended Canada Distribution Agreement

Exhibit H-1: Form of U.S./Canada Distribution Agreement

Exhibit H-2: Form of International Distribution Agreement

Exhibit I: Key Terms of Beverage Base Supply Agreement

Exhibit J: Form of Escrow Agreement

Exhibit K: Allocation Principles

Exhibit L: Form of Joint Press Release

Exhibit M: Certificate of Competitors

Exhibit N: Certificate of Parent Competitors

TRANSACTION AGREEMENT

This Transaction Agreement (this “Agreement”) is dated as of August 14, 2014, by and among Monster Beverage Corporation, a Delaware corporation (the “Company”), New Laser Corporation, a Delaware corporation and wholly-owned Subsidiary of the Company (“NewCo”), New Laser Merger Corp., a Delaware corporation and wholly-owned Subsidiary of NewCo (“Merger Sub”), The Coca-Cola Company, a Delaware corporation (“Parent”), and European Refreshments, a company formed under the laws of Ireland and an indirect wholly-owned Subsidiary of Parent (the “Purchaser”).  Except as otherwise indicated, capitalized terms used herein shall have the meanings set forth in Section 1.1.

RECITALS

WHEREAS, in connection with the transactions contemplated by this Agreement and the Asset Transfer Agreement (as defined below), the Company desires to reorganize by merging Merger Sub with and into the Company (the “Merger”), with the Company surviving as a wholly-owned Subsidiary of NewCo, pursuant to which each outstanding share of the Company’s common stock, par value $.005 per share (“Company Common Stock”), shall be converted into one share of NewCo’s common stock, par value $.005 per share (“NewCo Common Stock”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, immediately after the Effective Time (as defined herein) of the Merger, (a) Parent desires to directly, or indirectly through one or more of its Subsidiaries, assign, transfer, convey and deliver to NewCo (or one of its Subsidiaries as designated by NewCo to the extent permitted by Section 11.5 of the Asset Transfer Agreement), and NewCo desires to acquire and accept from Parent (or one of its Subsidiaries), the KO Energy Assets and to assume the Assumed KO Energy Liabilities (each as defined in the Asset Transfer Agreement) (the “KO Asset Transfer”) and (b) the Company desires to directly, or indirectly through one or more of its Subsidiaries, assign, transfer, convey and deliver to Parent (or one of its Subsidiaries as designated by Parent), and Parent desires to acquire and accept from the Company (or one of its Subsidiaries), the Monster Non-Energy Assets and to assume the Assumed Monster Non-Energy Liabilities (each as defined in the Asset Transfer Agreement), in each case, on the terms and subject to the conditions set forth in the Asset Transfer Agreement being entered into by and among Parent, NewCo and the Company concurrently with the execution of this Agreement (the “Asset Transfer Agreement”) (the transactions contemplated in the foregoing (a) and (b), collectively, the “Asset Transfers”);

WHEREAS, immediately after the Effective Time of the Merger and concurrently with the consummation of the Asset Transfers, NewCo desires to issue to the Purchaser, and the Purchaser desires to acquire from NewCo, shares of NewCo Common Stock, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger, the KO Asset Transfer and the acquisition of NewCo Common Stock by the Purchaser, taken together, shall qualify as an exchange within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended; and

WHEREAS, the Board of Directors of each of the Company, NewCo and Merger Sub has (a) determined that the Merger is in the best interests of their respective companies and respective stockholders and (b) approved the execution, delivery and performance of this Agreement and the consummation of the Merger in accordance with Section 251(g) of the DGCL.

AGREEMENT

NOW, THEREFORE, in consideration of the representations and warranties and mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

SECTION 1.

DEFINITIONS

1.1                               Definitions.  In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Action” means any action, arbitration, audit, claim, examination, investigation, inquiry, proceeding, hearing, litigation, arbitration or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Affiliate” means as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 405 under the Securities Act; provided that (a) none of NewCo, the Company or their Subsidiaries will be deemed an Affiliate of the Purchaser or its Affiliates, (b) none of the Purchaser and its Affiliates will be deemed an Affiliate of NewCo, the Company or their Subsidiaries, (c) NewCo will be deemed to be an Affiliate of the Company, and (d) none of the Parent Distributors (other than CCR and KO Canada, for so long as they remain direct or indirect wholly-owned Subsidiaries of Parent) will be deemed an Affiliate of Purchaser or Parent.

“Antitrust Laws” means the Sherman Antitrust Act, the Clayton Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions, including business combination transactions, having the purpose or effect of monopolization or restraint of trade or lessening of competition, whether foreign or domestic.

A Person will be deemed the “Beneficial Owner” of, to “Beneficially Own” or have “Beneficial Ownership” of any securities (and correlative terms will have correlative meanings), whether or not beneficial ownership of any such securities has been disclaimed in any filings with the SEC:

(a)                                 which such Person or any of such Person’s Affiliates beneficially own, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Regulations 13D and 13G thereunder;

(b)                                 which such Person or any of such Person’s Affiliates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both) pursuant to any agreement, arrangement or understanding (whether or not in writing), or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise or (ii) the right to vote, alone or in concert with others, pursuant to any agreement, arrangement or understanding (whether or not in writing);

(c)                                  which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting or disposing of any securities of the Company; or

(d)                                 which are the subject of, or the reference securities for or that underlie any derivative transaction entered into by such Person, or derivative security (including options) acquired by such Person, which gives such Person the economic equivalent of ownership of an amount of such securities due to the fact that the value of the derivative is directly or indirectly determined by reference to the price or value of such securities, without regard to whether (i) such derivative conveys any voting rights in such securities to such Person, (ii) the derivative is required to be, or capable of being, settled through delivery of such securities, or (iii) such Person may have entered into other transactions that hedge the economic effect of such derivative.

In determining the number of shares deemed Beneficially Owned by virtue of the operation of clause (d) above, the subject Person will be deemed to Beneficially Own (without duplication) the number of shares that are synthetically owned pursuant to such derivative transactions or such derivative securities.  The number of shares that are synthetically owned will be the notional or other number of shares in respect of such derivative transactions or securities that is specified in a filing by such Person or any of such Person’s Affiliates with the SEC or in the documentation evidencing such derivative transactions or securities or, if no such number of shares is specified in any filing or documentation, as reasonably determined by the Board of Directors of the Person that is the issuer of the underlying securities to be the number of shares that are synthetically owned pursuant to such derivative transactions or securities.

“Bona Fide Acquiror” means a Person or group making a Third Party Proposal that is reasonably capable of consummating such Third Party Proposal, taking into account all legal, financial, regulatory and other aspects of such Third Party Proposal, including the identity of the Person or group making such Third Party Proposal.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“CCR” means Coca-Cola Refreshments USA, Inc.

“Change of Control” means, with respect to a Person, directly or indirectly (a) a consolidation, merger or similar business combination involving such Person in which the holders of voting securities of such Person immediately prior thereto are not the holders of a majority in interest of the voting securities of the surviving Person in such transaction, (b) a sale, lease or conveyance of all or substantially all of the consolidated assets, or of 50% or more of the outstanding voting securities, of such Person in one transaction or a series of related transactions, (c) any Person or group becomes the Beneficial Owner of (i) 50% or more of the outstanding voting securities of such Person or (ii) 35% or more of the outstanding voting securities of such Person and, in the case of this clause (ii), within two years thereof, a majority of the members of the board of directors of such Person, as a result of actions taken by such Beneficial Owner (other than voting its voting securities in favor of any matter submitted to NewCo’s shareholders, and recommended, in each case, by the NewCo Board), cease to be individuals who were members of the board of directors of such Person immediately prior to such other Person or group acquiring such Beneficial Ownership, (d) a majority of the members of the board of directors of such Person cease to be individuals who are members of the board of directors of such Person on the date hereof (“Incumbent Directors”); provided, however, that any individual who is elected, or nominated for election, to the NewCo Board with the affirmative vote of at least a majority of the Incumbent Directors at the time of such election or nomination will thereafter be classified as an Incumbent Director for this purpose, or (e) solely with respect to NewCo or the Company, a Parent Competitor becomes the Beneficial Owner of 25% or more of the outstanding voting securities of NewCo or the Company with the prior approval or acquiescence of the NewCo Board, or the Company Board, respectively.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Agreements” means, collectively, (a) the Amended and Restated Distribution Coordination Agreement, by and between Monster Energy Company (“MEC”), a wholly-owned Subsidiary of the Company, and Parent, in the form attached as Exhibit B (the “Amended U.S./Canada Coordination Agreement”), (b) the Amended and Restated International Distribution Coordination Agreement, by and among Monster Energy Ltd. (“MEL”), MEC and Parent, in the form attached as Exhibit C (the “Amended International Coordination Agreement” and together with the Amended U.S./Canada Coordination Agreement, the “Amended Coordination Agreements”), (c) the Distribution Coordination Agreement for certain transferred Parent energy products, by and between MEC and Parent, in the form attached as Exhibit D (the “Acquired KO Brand U.S./Canada Coordination Agreement”), (d) the International Distribution Coordination Agreement for certain transferred Parent energy products, by and between MEL and MEC and Parent, the form attached as Exhibit E (the “Acquired KO Brand International Coordination Agreement” and, together with the Acquired KO Brand U.S./Canada Coordination Agreement, the “Acquired KO Brand Coordination Agreements” and, the Acquired KO Brand Coordination Agreements together with the Amended Coordination Agreements, the “Coordination Agreements”), (e) the Amended and Restated Distribution Agreement, by and between CCR and MEC, in the form attached as Exhibit F (the “CCR Agreement”), (f) the Amended and Restated Distribution Agreement, by and between Monster Energy Canada, Ltd. and KO Canada, in the form attached as Exhibit G (the “Canada Distribution Agreement”), (g) amendments to the existing distribution agreements between the Company and various Parent Distributors (other than CCR and KO Canada),  substantially conforming to the form attached as Exhibit H-1 (for distribution in the United States and Canada) or Exhibit H-2 (for distribution outside the United States and Canada) and new distribution agreements, substantially in the form attached as Exhibit H-1 (for distribution in the United States and Canada) or Exhibit H-2 (for distribution outside the United States and Canada), between the Company and various Parent Distributors (other than CCR and KO Canada), (the “New Company Distribution Agreements”), in each case to be entered into at or following the Closing, (h) distribution agreements for distribution in each of (x) the United States and Canada and (y) outside the United States and Canada between the Company and various Parent Distributors in respect of the brands included in the KO Energy Business (as defined in the Asset Transfer Agreement) (the “Acquired KO Brand Distribution Agreements”), to be assigned to the Company or an Affiliate at or following the Closing in accordance with Section 12.6, and (i) the Beverage Base Supply Agreement, by and between Parent and the Company, incorporating the terms set forth on Exhibit I.

“Company Board” means the Board of Directors of the Company.

“Competitor” means any Person engaged in the business of developing, producing, marketing, selling or distributing Energy Beverages, and who is identified in good faith by the Company or NewCo as one of its significant competitors in the certification attached as Exhibit M, as such certification is supplemented or amended from time to time to add additional Persons who are significant competitors of the Company or NewCo and engaged in the business of developing, producing, marketing, selling or distributing Energy Beverages, with the consent of Parent, not to be unreasonably withheld, conditioned or delayed (and in all cases, including any of such Person’s respective Affiliates and successors).

“Confidential Information” means all confidential or proprietary information and data of the Disclosing Party or its Affiliates, disclosed or otherwise made available to the Recipient or its Representatives in connection with this Agreement or the transactions contemplated hereby, whether disclosed before or after the date of this Agreement and whether disclosed electronically, orally or in writing or through other methods made available to the Recipient or its Representatives.  Notwithstanding the foregoing, for purposes of this Agreement, Confidential Information will not include any information which the Recipient demonstrates by clear and convincing evidence is (a) at the time of disclosure in the public domain or thereafter enters the public domain without any breach of this Agreement by the Recipient or any of its Representatives, (b) known by the Recipient before the time of disclosure, as shown by prior written or electronic records, other than as a result of a prior disclosure by the Disclosing Party or its Affiliates or the Disclosing Party’s Representatives, (c) obtained from a Third Party who is in lawful possession thereof and does not thereby breach an obligation of confidence to the Disclosing Party regarding such information, or (d) developed by or for the Recipient or its Representatives through their independent efforts without use of Confidential Information; provided that, in each of the foregoing clauses (a) through (d), such information will not be deemed to be within the foregoing exceptions merely because such information is embraced by more general knowledge that is publicly known or in the Recipient’s possession, and no combination of features will be deemed to be within the foregoing exceptions merely because individual features are publicly known or in the Recipient’s possession, unless the particular combination itself and its principle of operations are in the public domain or in the Recipient’s possession without the use of or access to Confidential Information.

“Confidentiality Agreements” means, collectively, the two Confidentiality Agreements, each dated as of March 19, 2014, by and between the Company and Parent.

“Contract” means any legally binding lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise (each including all amendments thereto), whether written or oral.

“Covered Securities” means any Equity Securities issued by NewCo that are not Excluded Securities.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosing Party” means the party disclosing or making available Confidential Information (either directly or indirectly through such party’s Representatives) to the Recipient or the Recipient’s Representatives.

“Disclosure Schedule” means the Disclosure Schedule of the Company delivered concurrently with this Agreement.

“Distribution Agreement” means any Contract entered into by NewCo, the Company or any of their Subsidiaries relating to the distribution of Products or the coordination of distribution of Products.

“Energy Beverages” means any shelf-stable, non-alcoholic beverage, in ready-to-drink, powdered, drops or concentrate form, made with or without carbonation,  that both (i) is marketed or positioned to consumers as an energy beverage and (ii) contains one or more of the following ingredients: guarana, taurine, panax ginseng, L-carnitine, B-2 vitamins, B-6 vitamins, B-12 vitamins, L-arginine, astralagus, glucuronolactone or inositol (or, to the extent approved by Parent, which approval shall not be unreasonably withheld, conditioned or delayed, any ingredients substituting for or supplementing any of the foregoing ingredients); provided that “Energy Beverages” shall not include (whether or not they would otherwise be an Energy Beverage) either (i) any beverage which is marketed or positioned to consumers under the Coca-Cola brand and any line extensions or expansions of such products marketed under such brand, or (ii) any products marketed under the Vitaminwater brand and any line extensions or expansions of such products marketed under such brand even if such product utilizes the word “energy” on its packaging or labeling as long as such product (utilizing the word “energy” on its packaging or labeling) is also identified as a nutrient based water beverage (or words of similar import).

“Encumbrance” means any lien (statutory or otherwise), charge, encumbrance, mortgage, pledge, hypothecation, security interest, deed of trust, option, preemptive right, right of first refusal or first offer, title defect or other adverse claim of any third party.

“Equity Compensation Plans” means the equity compensation plans and agreements of the Company and its Subsidiaries described in Section 1.1(a) of the Disclosure Schedule.

“Equity Restricted Period” means the period from the date of this Agreement until the fourth anniversary date of the Closing Date.

“Equity Securities” means (a) capital stock or other equity interests of the Company or NewCo and (b) options, warrants or other securities that are directly or indirectly convertible into, exchangeable for or exercisable for capital stock or other equity interests of the Company or NewCo.

“Escrow Account” shall mean a separate account, set up pursuant to the Escrow Agreement, where the Escrow Amount is held for distribution by the Escrow Agent.

“Escrow Agent” means an internationally recognized banking institution mutually agreed upon by the parties prior to the Closing.

“Escrow Agent Fee” means the fee payable to the Escrow Agent on the Closing Date pursuant to the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement in the form of Exhibit J, which shall govern the administration, distribution and oversight of the Escrow Account.

“Escrow Amount” means an amount equal to $625,000,000.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Excluded Securities” means any Equity Securities issued by the Company or NewCo (a) pursuant to any employment contract, employee or benefit plan, stock purchase plan, stock ownership plan, stock option or equity compensation plan or other similar plan where stock is being issued or offered to a Person, trust, other entity or otherwise, to or for the benefit of any employees, potential employees, officers or directors of the Company, NewCo or any of their Subsidiaries or (b) in connection with any stock split, stock dividend or recapitalization by NewCo or the Company.

“Excluded Territories” means any (a) Served Territory as of or after the Closing and as to which, at any time as of or after the one-year anniversary of the Closing, no Distribution Agreement with any Parent Distributor covering any Product that is either an Energy Beverage brand that was included in the KO Asset Transfer or an Energy Beverage brand of NewCo, the Company or one of their Subsidiaries, in each case in such Served Territory, is in effect (in the case of an Energy Beverage included in the KO Asset Transfer, to the extent that the distribution of such Energy Beverage is occurring in substantially the same manner as occurring as of the date hereof), (b) Served Territory as to which a Parent Distributor previously had distribution rights that have since terminated but only upon the earlier to occur of (i) the six-month anniversary of the date of such termination if no Distribution Agreement with a Parent Distributor in such territory has been entered into by such six-month anniversary and (ii) the date when NewCo or one of its Affiliates enters into a Distribution Agreement with a distributor that is not a Parent Distributor covering such Served Territory, or (c) Unserved Refused Territory; provided, however, that (i) the one-year deadline referred to in clause (a) (the “Relevant Period”), will be deemed to be extended for as long as NewCo is negotiating, as of the end of the Relevant Period, and thereafter continues to negotiate, in each case in good faith with the applicable Parent Distributor, regarding a Distribution Agreement in such Served Territory (provided that any such extension shall not exceed 12 months) and (ii) no Served Territory will be deemed to be an Excluded Territory as a result of the operation of clause (a) above if there has been a Distribution Refusal (as defined in the applicable Coordination Agreement) by the applicable Parent Distributor prior to the end of the applicable Relevant Period (as it may be extended pursuant to clause (i)) unless following such Distribution Refusal NewCo enters into a Distribution Agreement with a third party on terms that are more favorable to such third party, in the aggregate, than the last terms proposed to the applicable Parent Distributor that was the subject of the Distribution Refusal.

“FDA” means the United States Food and Drug Administration.

“FDCA” means the Federal Food, Drug, and Cosmetic Act of 1938 and the rules and regulations promulgated thereunder.

“FTC” means the Federal Trade Commission.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, commission, branch, department or other entity and any court, arbitrator or other tribunal), (d) multinational organization exercising judicial, legislative or regulatory power, (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature of any federal, state, local, municipal, foreign or other government, or (f) regulatory or self-regulatory organization (including the Nasdaq Global Select Market and the Financial Industry Regulatory Authority).

“group” means a group of Persons within the meaning of Section 13 of the Exchange Act and Regulations 13D and 13G thereunder.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Intellectual Property” means all intellectual property rights of every kind and description throughout the world, including all (a) patents, patent applications, utility models and invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (b) Trademarks, (c) copyrights and copyrightable subject matter, (d) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, (e) trade secrets and all other confidential or proprietary information, ideas, know-how, inventions, processes, formulae, recipes, ingredient lists, blends, mixing instructions, models and methodologies, (f) rights of publicity, privacy and rights to personal information, (g) moral rights and rights of attribution and integrity, and (h) all applications and registrations, and any renewals, extensions and reversions, for the foregoing.

“knowledge” means, with respect to the Company, the actual knowledge of the executive officers of the Company listed on Section 1.1(b) of the Disclosure Schedule after inquiry deemed in good faith to be reasonable.

“KO Canada” means Coca-Cola Refreshments Canada, Ltd.

“Laws” means any foreign, federal, state and local laws, statutes, ordinances, rules, regulations, orders, judgments, injunctions and decrees.

“Management Triggering Event” means the occurrence of either (a) the Chairman/Chief Executive Officer and the President/Chief Operating Officer of the Company as of the date hereof collectively Beneficially Owning less than 750,000 shares of NewCo Common Stock, or (b) any date as of which neither the Chairman/Chief Executive Officer of the Company nor the President/Chief Operating Officer of the Company, each as of the date hereof, is then serving in a senior executive leadership position or as Chairman of the Company Board (prior to the Closing) or NewCo Board.

“Material Adverse Effect” means any event, change, circumstance, condition, state of facts, effect or other matter, individually or collectively with one or more other events, changes, circumstances, conditions, state of facts, effects or other matters, that have had, or reasonably would be expected to have, a material adverse effect on (a) the business, financial condition or results of operations of the Company, NewCo and their Subsidiaries, taken as a whole, or (b) the ability of the Company or NewCo to consummate timely the transactions contemplated by the Transaction Documents; provided that, solely in the case of clause (a), none of the following events, changes, circumstances, conditions, state of facts, effects or other matters, either alone or in combination, will constitute, or be considered in determining whether there has been, a Material Adverse Effect: (i) any outbreak or escalation of war or major hostilities or any act of terrorism; (ii) changes in laws, rules, regulations, GAAP or the interpretation thereof; (iii) changes that generally affect the industry in which the Company and its Subsidiaries operate; (iv) changes in financial markets, general economic conditions (including prevailing interest rates, exchange rates, commodity prices and fuel costs) or political conditions; (v) changes in the trading price or trading volume of Company Common Stock (it being understood that the facts and circumstances underlying any such changes that are not otherwise expressly excluded in (i) through (viii) herein from the definition of a “Material Adverse Effect” may be considered in determining whether there has been a Material Adverse Effect); (vi) failure by the Company to meet any published or internally prepared projections, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics (it being understood that the facts and circumstances underlying any such failure that are not otherwise expressly excluded in (i) through (viii) herein from the definition of a “Material Adverse Effect” may be considered in determining whether there has been a Material Adverse Effect); (vii) any action taken by NewCo, the Company or their Subsidiaries to the extent expressly required by this Agreement; or (viii) the execution or delivery of this Agreement, the consummation of the transactions contemplated by this Agreement or the public announcement with respect to any of the foregoing (it being understood that for purposes of Sections 6.3 and 7.3, effects resulting from or arising in connection with the matters set forth in (vii) and (viii) of this definition will not be excluded in determining whether a Material Adverse Effect has occurred or reasonably would be expected to occur), except, solely in the case of clauses (i) through (iv), to the extent those events, changes, circumstances, conditions, states of facts, effects or other matters, have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industry in which the Company and its Subsidiaries operate.

“Material Contract” means, any Contract which the Company or any of its Subsidiaries is a party to or bound by (including any Contract entered into after the date of this Agreement), that:

(a)                                 would be required to be filed by the Company as a “Material Contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(b)                                 provides for aggregate payments from or receipt by the Company or any of its Subsidiaries of more than $5,000,000 during the most recently completed fiscal year or over the remaining term of such Contract;

(c)                                  constitutes a joint venture or partnership or similar arrangement that is material to the business of NewCo, the Company and its Subsidiaries, taken as a whole;

(d)                                 constitutes a material Intellectual Property license, coexistence agreement, non-assertion agreement, or other Contract relating to Intellectual Property to which NewCo, the Company or any of its Subsidiaries is a party (other than licenses or other agreements concerning generally commercially available software or hardware or other generally commercially available technology);

(e)                                  contains restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interest of the Company or any of its Subsidiaries;

(f)                                   is a Distribution Agreement; or

(g)                                  is directly or indirectly with a director or officer of the Company (or a member of the immediate family of any such Person) or a Person that Beneficially Owns 5% or more of the outstanding shares of Company Common Stock.

“NewCo Board” means the Board of Directors of NewCo.

“Non-Energy Beverages” means any shelf-stable, non-alcoholic beverage, in ready-to-drink, powdered, drops or concentrate form, made with or without carbonation, that is marketed or positioned to consumers, as:

(a)                                 a carbonated soft drink, with or without caffeine, of any variety or flavor, and sweetened with any nutritive or non-nutritive sweetener;

(b)                                 a juice or water-based juice beverage containing or flavored with any percentage or no percentage of one or more liquids naturally contained in fruit(s) or vegetable(s), regardless of whether characterized as juice or as a juice drink, juice beverage, juice cocktail, nectar, or aguas fresca;

(c)                                  a lemonade, including any variety or flavor of lemonade, regardless of whether it contains any percentage or no percentage of lemon juice;

(d)                                 a coconut water beverage containing any percentage of coconut water, including any variety or blend of coconut water, with or without flavors or other juices;

(e)                                  a packaged water, including any variety or flavor of water; or

(f)                                   a tea or tea-based drink of any variety or flavor, including beverages containing black, green, white, rooibos, chai, and oolong teas, or fruit-based ingredients or herbs.

Notwithstanding the foregoing, Non-Energy Beverages shall for all purposes hereof exclude (whether or not they would otherwise be a Non-Energy Beverage under clauses (a)-(f) above) any shelf-stable, non-alcoholic beverage, in ready-to-drink, powdered, drops or concentrate form, made with or without carbonation, that satisfies all of the following conditions:  (i) it is marketed or positioned to consumers as an energy beverage, (ii) it contains one or more of the following ingredients: guarana, taurine, panax ginseng, L-carnitine, B-2 vitamins, B-6 vitamins, B-12 vitamins, L-arginine, astralagus, glucuronolactone or inositol (or, to the extent approved by Parent, which approval shall not be unreasonably withheld, any ingredients substituting for or supplementing any of the foregoing ingredients) and (iii) it has at least five milligrams of caffeine per ounce (the “Caffeine Requirement”), except that (A) Products under the brand Monster Energy Unleaded (substantially as such Products are formulated, manufactured, marketed and/or sold as of the date hereof, and any line extensions or expansions of such Products marketed under such brand) shall not be required to meet the Caffeine Requirement; and (B) the Caffeine Requirement shall be reduced in respect of any particular territory to the extent that any final Law applicable to the Company in such territory imposing restrictions on the on-going business activities of the Company is enacted by a Governmental Authority having jurisdiction over such territory that either (1) specifically establishes a maximum caffeine concentration that is lower than the Caffeine Requirement (in which case the Caffeine Requirement applicable to such territory shall be the maximum caffeine concentration permitted by such Law) or (2) is reasonably expected, based on the good faith judgment of NewCo, to have an adverse impact on NewCo’s business, sales or profitability in such territory due to the caffeine concentration of the Products exceeding a specified level (including, for example, a material tax imposed on beverages with caffeine concentrations above a stated amount but excluding, for the avoidance of doubt, any age or similar restriction on the manner of sale of such beverages) (in which case the Caffeine Requirement applicable to such territory shall be the maximum caffeine concentration that would not have such adverse impact based on the reasonable good faith judgment of NewCo); it being agreed that affected Products in any affected territory may be reformulated by NewCo to the extent necessary to comply with any such Law or to avoid such adverse impact; provided; however, that notwithstanding anything in this Agreement or any of the Transaction Documents to the contrary, “Non-Energy Beverages” shall include any cola or beverage marketed or positioned as a cola (which shall include, for the avoidance of doubt, any energy cola).  NewCo shall provide Parent with written notice upon becoming aware of any actual or reasonably anticipated change in Law, which notice shall include NewCo’s proposed actions in response to such Law.

“Organizational Documents” means, with respect to any entity, the certificate or articles of incorporation and bylaws of such entity, or any similar organizational documents of such entity.

“Parent Competitor” means any Person engaged in the business of developing, producing, marketing, selling or distributing Non-Energy Beverages and who is identified in good faith by Parent as one of Parent’s significant competitors in the certification attached as Exhibit N, it being agreed that Parent may propose to supplement or amend such certification from time to time to add additional Persons who are significant competitors engaged in the business of developing, producing, marketing, selling or distributing Non-Energy Beverages, and NewCo will consider such supplements or amendments in good faith (and in all cases, including any of such Person’s respective Affiliates and successors).

“Parent Distributors” means the distributors and bottlers (including CCR and KO Canada) with whom Parent or any of its Subsidiaries has a Contract relating to the distribution, or the coordination of distribution, of beverages manufactured by or for Parent or any of its Subsidiaries or marketed or sold under Parent’s or any of its Subsidiaries’ brands.

“Permitted Encumbrances” means (a) statutory Encumbrances arising by operation of Law with respect to a liability or obligation incurred in the ordinary course of business and which is not delinquent, (b) requirements and restrictions of zoning, building and other Laws, (c) Encumbrances for Taxes not yet subject to penalties for nonpayment or which are being actively contested in good faith by appropriate proceedings, (d) rights granted to any licensee of any Intellectual Property in the ordinary course of business, (e) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ or other like Encumbrances and security obligations that are not delinquent, (f) Encumbrances and other recorded and unrecorded monetary and non-monetary Encumbrances set forth in any title policy or title report or survey with respect to the real property and other Encumbrances of record, (g) in the case of Contracts, anti-assignment, change of control or similar restrictions contained therein or with respect thereto, or (h) such Encumbrances and other recorded and unrecorded monetary and non-monetary Encumbrances as would not, individually or in the aggregate, be material and adverse to the business of the Company, NewCo and their Subsidiaries, taken as a whole.

“Person” means an individual or firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, Governmental Authority or other entity of any kind.

“Products” means all beverages manufactured by or for NewCo, the Company or any of their Subsidiaries or marketed or sold under the brands of NewCo, the Company or any of their Subsidiaries, including, with respect to any period following the Closing, any brand included in the KO Asset Transfer.

“Recipient” means the party receiving or otherwise having access to the Confidential Information (either directly or indirectly through such party’s Representatives) from the Disclosing Party or the Disclosing Party’s Representatives.

“Registrable Securities” means (a) the Shares and any Additional Shares, (b) any NewCo Common Stock issued or issuable with respect to the Shares or any Additional Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, and (c) any other shares of NewCo Common Stock held by the Purchaser in compliance with the terms of this Agreement; provided, however, that such shares will cease to be Registrable Securities (i) when such shares have been sold or transferred pursuant to a Registration Statement, or (ii) when Parent Beneficially Owns less than 5% of the then-outstanding shares of NewCo Common Stock and such shares are transferrable by the Purchaser pursuant to Rule 144 without any volume or manner of sale restrictions thereunder.

“Registration Statement” means any registration statement of NewCo which covers any Registrable Securities and all amendments and supplements to any such registration statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“Representatives” means, as to any Person, its Affiliates and its and their respective directors, officers, employees, agents, attorneys, accountants and financial advisors.

“Required Antitrust Approvals” means (a) all required filings, consents and approvals pursuant to the HSR Act and (b) all other filings and approvals under Antitrust Laws required to be made or obtained, as the case may be, in order to consummate the transactions contemplated by this Agreement.

“Required Registration Statement” means a Registration Statement which covers the Registrable Securities requested to be included therein pursuant to the provisions of Section 9.1 on an appropriate form pursuant to the Securities Act (other than pursuant to Rule 415), and which form is available for the sale of the Registrable Securities in accordance with the intended method or methods of distribution thereof, and all amendments and supplements to such Registration Statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“Required Shelf Registration Statement” means a Registration Statement which covers the Registrable Securities requested to be included therein pursuant to the provisions of Section 9.1 on an appropriate form or any similar successor or replacement form (in accordance with Section 9.1) pursuant to Rule 415 of the Securities Act, and which form is available for the sale of the Registrable Securities in accordance with the intended method or methods of distribution thereof, and all amendments and supplements to such Registration Statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“Restricted Territories” means Served Territories and Unserved Territories, in each case, other than any Excluded Territory.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act.

“Rule 415” means Rule 415 promulgated by the SEC pursuant to the Securities Act.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Served Territories” means, as of a given date, a territory where either of the following have been distributed pursuant to one or more distribution agreements prior to such date: (a) beverages manufactured by or for NewCo, the Company or any of their Subsidiaries or marketed or sold under the brands of NewCo, the Company or any of their Subsidiaries or (b) beverages manufactured by or for Parent or any of its Subsidiaries or marketed or sold under the brands of Parent or any of its Subsidiaries and included in the KO Asset Transfer.

“Significant Subsidiary” of a Person will mean any “significant subsidiary” of such Person, as defined in Rule 1-02(w) of SEC Regulation S-X.

“Specified Trademarks” means the following registered Trademarks: MONSTER, MONSTER ENERGY, and the Claw M logo.

“Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries.  When used in this Agreement without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.  As used herein, NewCo and Merger Sub will be deemed to be Subsidiaries of the Company, and none of the Parent Distributors (other than CCR and KO Canada, for so long as they remain direct or indirect wholly-owned Subsidiaries of Parent) will be deemed to be a Subsidiary of Purchaser or Parent.

“Tax” or “Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, which taxes include all income or profits taxes (including U.S. federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes and workers’ compensation charges.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Tax Return” means any return (including any information return), report, declaration, schedule, notice, form, election, certificate or other document or information required to be filed with or submitted to any Governmental Authority relating to Taxes.

“Territory Implementation” means the initiation or commencement of any one or more of (a) the process to obtain or satisfy any applicable governmental, regulatory or other industry-related approvals or requirements required for distribution of the applicable Products in the applicable Unserved Territory, (b) due diligence related to determining the feasibility of distribution of Products in the applicable Unserved Territory, or (c) the commencement of negotiations with a Parent Distributor with respect to the future distribution of Products in that Unserved Territory.

“Third Party” means any Person other than the Company, NewCo, Parent, the Purchaser or their respective Affiliates.

“Trademarks” means trademarks, service marks, names, corporate names, trade names, domain names, logos, social media addresses and accounts, slogans, trade dress, design rights and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing.

“Transaction Documents” means this Agreement, the Asset Transfer Agreement, the Commercial Agreements, the Ancillary Agreements (as defined in the Asset Transfer Agreement), all exhibits and schedules to this Agreement, the Asset Transfer Agreement, the Commercial Agreements and the Ancillary Agreements (as defined in the Asset Transfer Agreement) and any other documents, certificates, agreements or letters executed in connection with the transactions contemplated by this Agreement, the Asset Transfer Agreement, the Commercial Agreements and the Ancillary Agreements.

“Treasury Regulations” means the final, temporary and proposed regulations promulgated by the United States Treasury Department under the Code.

“Unserved Refused Territory” means any Unserved Territory as follows:  Following the Closing, if Parent receives a request from a Parent Distributor in an Unserved Territory to make an Energy Beverage available to it for distribution in such Unserved Territory, then Parent may provide a written notice to NewCo of its intention to distribute products of Parent or its Affiliates that are Energy Beverages in any Unserved Territory.  If (a) NewCo fails to deliver to Parent within 90 days after Parent provides such notice to NewCo a written affirmation that NewCo intends in good faith to distribute products that are Energy Beverages in such Unserved Territory, (b) NewCo fails to commence a Territory Implementation in respect of such Unserved Territory in good faith within 12 months after delivery to Parent of such written affirmation, or (c) (i) NewCo ceases to advance, in good faith, the applicable process described in the definition of Territory Implementation in such Unserved Territory after the 12-month period set forth in the foregoing clause (b) and (ii) following the 12-month period referred to in the foregoing clause (b), Parent provides notice to NewCo indicating that NewCo has ceased to advance such applicable process and NewCo thereafter fails to progress such process in good faith within 90 days of receipt of such notice, then such territory shall become an Unserved Refused Territory; provided, however, that NewCo shall be excused from continuing with any Territory Implementation during any period that (i) a governmental or regulatory approval process shall have delayed the commencement of distribution in such territory or (ii) economic conditions would reasonably be expected to have an adverse economic impact on NewCo’s business of distributing Products in such Unserved Territory or to otherwise delay the commencement of distribution in such territory; provided, further, that if at any time NewCo no longer intends in good faith to implement such Territory Implementation in the applicable Unserved Territory, it shall promptly inform Parent of such change in intention and thereafter such Unserved Territory shall become an Unserved Refused Territory.

“Unserved Territories” means, as of a given date, a territory where neither of the following are being or have been distributed pursuant to one or more distribution agreements prior to such date: (i) beverages manufactured by or for NewCo, the Company or any of their Subsidiaries or marketed or sold under the brands of NewCo, the Company or any of their Subsidiaries or (ii) beverages manufactured by or for Parent or any of its Subsidiaries or marketed or sold under the brands of Parent or any of its Subsidiaries and included in the KO Asset Transfer.

“USDA” means the United States Department of Agriculture.

1.2                               Additional Defined Terms.  For purposes of this Agreement, the following terms have the meanings specified in the indicated Section of this Agreement:

Acquired KO Brand Coordination Agreements	1.1
Acquired KO Brand Distribution Agreements	1.1
Acquired KO Brand International Coordination Agreement	1.1
Acquired KO Brand U.S./Canada Coordination Agreement	1.1
Action	1.1
Additional Shares	8.6(d)
Affiliate	1.1
Agreement	Preamble
Amended Coordination Agreements	1.1
Amended International Coordination Agreement	1.1
Amended U.S./Canada Coordination Agreement	1.1
Amount	8.12(a)
Antitrust Laws	1.1
Asset Transfer Agreement	Recitals
Asset Transfers	Recitals
Award Agreements	4.1
Beneficial Owner	1.1
Beneficial Ownership	1.1
Beneficially Own	1.1
Beverage Base Supply Agreement	8.17
Bona Fide Acquiror	1.1
Business Day	1.1
Caffeine Requirement	1.1
Canada Distribution Agreement	1.1
Cash Purchase Price	5.2
CCR	1.1
CCR Agreement	1.1
Certificate of Merger	2.2(a)
Change of Control	1.1
Closing	5.4
Closing Date	5.4
Code	1.1
Commercial Agreements	1.1
Company	Preamble
Company Board	1.1
Company Common Stock	Recitals
Competitor	1.1

Confidential Information	1.1
Confidentiality Agreements	1.1
Contract	1.1
Coordination Agreements	1.1
Covered Securities	1.1
Demand Registration	9.1
DGCL	1.1
Director Requirements	8.10(a)
Disclosing Party	1.1
Disclosure Schedule	1.1
Distribution Agreement	1.1
Distribution Rights	5.2
Effective Time	2.2(a)
Employment Agreements	4.1
Encumbrance	1.1
Energy Beverages	1.1
Energy Competitive Business	8.14(a)
Equity Compensation Plans	1.1
Equity Restricted Period	1.1
Equity Securities	1.1
Escrow Account	1.1
Escrow Agent	1.1
Escrow Agent Fee	1.1
Escrow Agreement	1.1
Escrow Amount	1.1
Exchange Act	1.1
Excluded Securities	1.1
Excluded Territories	1.1
FDA	1.1
FDCA	1.1
Form S-4	8.6(b)
Fraud and Bribery Laws	6.14(b)
FTC	1.1
GAAP	6.7(b)
Governmental Authority	1.1
group	1.1
HSR Act	1.1
Incumbent Directors	1.1
Indemnified Liabilities	8.9(a)
Initial Board Representation Period	8.10(b)
Intellectual Property	1.1
knowledge	1.1
KO Asset Transfer	Recitals
KO Canada	1.1
Laws	1.1
Lock-Up Period	8.5(a)

Management Triggering Event	1.1
Material Adverse Effect	1.1
Material Contract	1.1
MEC	1.1
MEL	1.1
Merger	Recitals
Merger Sub	Preamble
New Company Distribution Agreements	1.1
NewCo	Preamble
NewCo Board	1.1
NewCo Common Stock	Recitals
NewCo Indemnitees	8.9(b)
Non-Energy Beverages	1.1
Non-Energy Competitive Business	8.14(b)
Notice of Preemptive Rights	8.12(b)
Options	3.4(a)
Organizational Documents	1.1
Other Registrable Securities	9.4(b)
Outside Date	11.1
Parent	Preamble
Parent Competitor	1.1
Parent Distributors	1.1
Permitted Encumbrances	1.1
Person	1.1
Piggyback Registration	9.4(a)
Products	1.1
Purchaser	Preamble
Purchaser Indemnitees	8.9(a)
Recipient	1.1
Registrable Securities	1.1
Registration Expenses	9.9
Registration Statement	1.1
Relevant Period	1.1
Representatives	1.1
Request	9.1
Required Antitrust Approvals	1.1
Required Approvals	6.4
Required Registration Statement	1.1
Required Shelf Registration Statement	1.1
Restricted Period	8.14(a)
Restricted Stock	3.4(b)
Restricted Territories	1.1
RSUs	3.4(c)
Rule 144	1.1
Rule 415	1.1
SEC	1.1

SEC Reports	6.7(a)
Securities Act	1.1
Served Territories	1.1
Shares	5.1(b)
Shelf Registration	9.1
Significant Subsidiary	1.1
Specified Trademarks	1.1
Subsidiary	1.1
Surviving Corporation	2.1
Suspension	9.8
Suspension End Date	9.8
Tax	1.1
Tax Return	1.1
Taxing Authority	1.1
Territory Implementation	1.1
Third Party	1.1
Third Party Proposal	8.6(c)
Trademarks	1.1
Transaction Documents	1.1
Transfer	8.5(a)
Treasury Regulations	1.1
Unserved Refused Territory	1.1
Unserved Territories	1.1
USDA	1.1

1.3                               Construction.  Any reference in this Agreement to a “Section,” “Exhibit” or “Schedule” refers to the corresponding Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise.  The table of contents and the headings of Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement.  The words “including,” “includes” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.  Where this Agreement states that a party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement.  Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time.  Any reference to a contract or other document as of a given date means the contract or other document as amended, supplemented and modified from time to time through such date.  Any words (including capitalized terms defined herein) in the singular will be held to include the plural and vice versa and words (including capitalized terms defined herein) of one gender will be held to include the other gender as the context requires.  The terms “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.  All references to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified.  All references herein to “$” or dollars will refer to United States dollars, unless otherwise specified.  All accounting terms not otherwise defined herein have the meanings given to them in accordance with GAAP.

SECTION 2.

THE MERGER

2.1                               The Merger.  In accordance with Section 251(g) of the DGCL and subject to and upon the terms and conditions of this Agreement, Merger Sub shall, at the Effective Time, be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

2.2                               Effective Time.

(a)                                 As soon as practical on the Closing Date, NewCo, the Company and Merger Sub shall cause the Merger to be consummated by filing a certificate of merger, substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and making all other filings or recordings required under the DGCL to effect the Merger.  The Merger shall become effective at such time at which the Certificate of Merger is filed or at such subsequent time as the Purchaser and the Company may agree and as may be specified in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).

(b)                                 The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL (including Sections 251(g) and 259 thereof).  Without limiting the generality of the foregoing, at the Effective Time all the assets and property of every kind and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises and authority of Merger Sub and the Company shall vest in the Surviving Corporation, and all obligations and liabilities of Merger Sub and the Company shall become the obligations and liabilities of the Surviving Corporation.

2.3                               Organizational Documents.

(a)                                 Certificate of Incorporation of the Surviving Corporation.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the DGCL, except that in accordance with Section 251(g) of the DGCL, from and after the Effective Time:

(i)                                     Article I shall be amended and restated solely to rename the corporation to a name selected by the Company.

(ii)                                  Article IV shall be amended and restated in its entirety as follows:

“The aggregate number of shares of stock that the Corporation shall have authority to issue is 10,000 shares of common stock, $0.005 par value per share.”

(iii)                               A new Article X shall be added thereto, reading as follows:

“Other than the election or removal of directors of the Corporation, any act or transaction by or involving the Corporation that requires for its adoption under the General Corporation Law of the State of Delaware or this Certificate of Incorporation the approval of the stockholders of the Corporation shall, pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, require, in addition, the approval of the stockholders of NewCo (or any successor by merger) by the same vote as is required by the General Corporation Law of the State of Delaware and/or this Certificate of Incorporation.”

(b)                                 Bylaws of the Surviving Corporation.  As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Second Amended and Restated Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein and in accordance with the DGCL and the certificate of incorporation of the Surviving Corporation.

(c)                                  NewCo.  In accordance with Section 251(g) of the DGCL, NewCo agrees to file (and the Company as the sole stockholder of NewCo hereby approves the filing of) an Amended and Restated Certificate of Incorporation of NewCo, containing provisions identical to those in the Certificate of Incorporation of the Company immediately prior to the Effective Time, with the Secretary of State of the State of Delaware prior to the Effective Time, to be effective as of the Effective Time.  NewCo further agrees to adopt Amended and Restated Bylaws to be effective prior to and as of the Effective Time containing provisions identical to those in the Second Amended and Restated Bylaws of the Company in effect immediately prior to the Effective Time.

2.4                               Directors and Officers.

(a)                                 Surviving Corporation.  The parties hereto shall take all actions necessary so that immediately after the Effective Time, (i) the directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, to hold office in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation from the Effective Time until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

(b)                                 NewCo.  The parties hereto shall take all actions necessary so that immediately after the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall be the directors and officers of NewCo immediately after the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of NewCo until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

2.5          Additional Actions.  Subject to the terms of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and to comply with the requirements of Section 251(g) of the DGCL.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to secure and deliver, in the name and on behalf of each of Merger Sub and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Merger Sub and the Company or otherwise, all such actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

SECTION 3.

EFFECTS OF THE MERGER

3.1          Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of NewCo, Merger Sub, the Company or the holder of any of the following securities:

(a)           Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Company Common Stock to be cancelled pursuant to Section 3.1(b)) shall be cancelled and extinguished and be converted automatically into the right to receive one validly issued, fully paid and nonassessable share of NewCo Common Stock having the same designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof as the shares of Company Common Stock being so converted.

(b)           Cancellation of Treasury Stock.  Each share of Company Common Stock that is owned by the Company immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)           Capital Stock of Merger Sub.  Each share of common stock, par value $0.005 per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and converted automatically into one validly issued, fully paid and nonassessable share of common stock, par value $0.005 per share, of the Surviving Corporation.

(d)           Capital Stock of NewCo.  Each share of NewCo Common Stock that is owned by the Company immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

3.2          No Appraisal Rights.  In accordance with the DGCL, no appraisal rights shall be available to any holders of Company Common Stock in connection with the Merger.

3.3          No Surrender of Certificates; Book-Entry Shares.  At the Effective Time, the designations, rights, powers and preferences and qualifications, limitations and restrictions, of NewCo Common Stock will, in each case, be identical to those of Company Common Stock immediately prior to the Effective Time.  Accordingly, until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate that, immediately prior to the Effective Time, evidenced Company Common Stock shall, from the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of NewCo Common Stock.  In addition, each outstanding book-entry share that, immediately prior to the Effective Time, evidenced Company Common Stock shall, from and after the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of NewCo Common Stock.

3.4          Equity Awards.

(a)           Options.  At the Effective Time, each unexercised and unexpired option to purchase Company Common Stock (collectively, the “Options”) then outstanding under the Equity Compensation Plans in existence as of the Effective Time, which provides for the purchase, grant or issuance of Company Common Stock, whether or not then exercisable, shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by NewCo.  Each Option so assumed by NewCo under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the applicable Equity Compensation Plan and any applicable agreements thereunder in effect immediately prior to the Effective Time including the vesting schedule (without acceleration thereof by virtue of the Merger and the transactions contemplated to be completed by this Agreement and the Asset Transfer Agreement at the Closing) and per share exercise price, except that each Option will be exercisable (or will become exercisable in accordance with its terms) for that number of shares of NewCo Common Stock equal to the number of shares of Company Common Stock which were subject to such Option immediately prior to the Effective Time.

(b)           Restricted Stock.  At the Effective Time, each share of restricted Company Common Stock granted under an Equity Compensation Plan then outstanding that remains subject to vesting or other lapse restrictions (collectively, the “Restricted Stock”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by NewCo.  Each share of Restricted Stock so assumed by NewCo under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the applicable Equity Compensation Plan and any applicable agreements thereunder in effect immediately prior to the Effective Time (including the vesting or other lapse restrictions (without acceleration thereof by virtue of the Merger and the transactions contemplated to be completed by this Agreement and the Asset Transfer Agreement at the Closing)), except that each share of Restricted Stock will be converted into one share of NewCo Common Stock, and each such share of Restricted Stock shall otherwise be treated in the same manner as each other share of Company Common Stock hereunder.

(c)           Restricted Stock Units.  At the Effective Time, each restricted stock unit granted under an Equity Compensation Plan that is then outstanding (collectively, the “RSUs”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by NewCo.  Each RSU so assumed by NewCo under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the applicable Equity Compensation Plan and any applicable agreements thereunder in effect immediately prior to the Effective Time (including the vesting schedule (without acceleration thereof by virtue of the Merger and the transactions contemplated to be completed by this Agreement and the Asset Transfer Agreement at the Closing)), except that each RSU will be converted into an RSU subject to that number of shares of NewCo Common Stock equal to the number of shares of Company Common Stock which were subject to such RSU immediately prior to the Effective Time.

SECTION 4.

ADDITIONAL ACTIONS TO BE TAKEN IN CONNECTION WITH THE MERGER

4.1          Assumption of Equity Compensation Plans and Employment Agreements.  NewCo and the Company hereby agree that they will, at or promptly following the Effective Time, execute, acknowledge and deliver an assignment and assumption agreement, pursuant to which, from and after the Effective Time, the Company will assign to NewCo, and NewCo will assume and agree to perform, (a) all obligations of the Company pursuant to (i) the Equity Compensation Plans and (ii) each stock option agreement, restricted stock award agreement, restricted stock unit award agreement and any other similar agreement entered into pursuant to the Equity Compensation Plans (collectively, the “Award Agreements”) and (b) all obligations of the Company pursuant to the employment agreements entered into by the Company (the “Employment Agreements”).  At or promptly following the Effective Time, the Equity Compensation Plans, the Award Agreements and the Employment Agreements shall each be amended as necessary to reflect the assignment to and assumption by NewCo of the Equity Compensation Plans, the Award Agreements and the Employment Agreements.

4.2          Reservation of Shares.  On or prior to the Effective Time, NewCo shall take all action reasonably necessary or appropriate to reserve sufficient shares of NewCo Common Stock to provide for the issuance of NewCo Common Stock to satisfy NewCo’s obligations under this Agreement.

4.3          Amendments to Registration Statements.  As of the Effective Time, NewCo shall be deemed a “successor issuer” for purposes of continuing offerings of the Company under the Securities Act.  As soon as practicable following the Effective Time, NewCo will, to the extent deemed appropriate, file post-effective amendments to the Company’s currently effective registration statements, adopting such statements as its own registration statements for all purposes of the Securities Act and the Exchange Act, and setting forth any additional information necessary to reflect any material changes made in connection with, or resulting from, the succession or necessary to keep the registration statements from being misleading.

4.4          Insurance.  NewCo will procure directors’ and officers’ liability insurance or cause the assignment and assumption of the directors’ and officers’ liability insurance policies of the Company such that, upon consummation of the Merger, NewCo will have directors’ and officers’ liability insurance coverage that is substantially identical to the insurance coverage held by the Company immediately prior to the Merger.

4.5          Section 16.  The Company and NewCo will cause any disposition of shares of Company Common Stock or acquisitions of shares of NewCo Common Stock resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.

ASSET TRANSFERS; ACQUISITION OF SHARES

5.1          Asset Transfers; Acquisition of Shares.

(a)           Asset Transfers.  Immediately after the Effective Time, upon the terms and subject to the conditions set forth in the Asset Transfer Agreement, the Company, NewCo and Parent and their respective Subsidiaries shall consummate the Asset Transfers concurrent with the acquisition of Shares referred to in Section 5.1(b).

(b)           Acquisition of Shares.  Immediately after the Effective Time and concurrent with the consummation of the Asset Transfers, upon the terms and subject to the conditions set forth in this Agreement, the Company shall issue to Parent or its Subsidiaries, and Parent or its Subsidiaries shall acquire from the Company, a number of newly issued shares of NewCo Common Stock representing one share less than 16.666% of the total number of then issued and outstanding shares of NewCo Common Stock measured on a post-issuance basis (such newly-issued shares, the “Shares”).

5.2          Consideration.  The net cash amount payable at the Closing by Parent or one or more of its Subsidiaries to the Company and NewCo in respect of (a)(i) Parent’s acquisition of the Monster Non-Energy Assets (as defined in the Asset Transfer Agreement) pursuant to the Asset Transfer Agreement, (ii) the acquisition of distribution rights by Parent or its Subsidiaries contemplated by the Amended U.S./Canada Coordination Agreement (the “Distribution Rights”), and (iii) the issuance of the Shares to the Purchaser, and (b) the Company’s and NewCo’s acquisition of the KO Energy Assets (as defined in the Asset Transfer Agreement) pursuant to the Asset Transfer Agreement, is equal to $2,150,000,000 (the “Cash Purchase Price”).  The parties agree that the aggregate value of the consideration to be paid for such Shares is as set forth on Section 5.2 of the Disclosure Schedule.  Except to the extent any KO Energy Asset is exchanged for a Monster Non-Energy Asset in an exchange of the type described in Section 1031(a), the KO Asset Transfer and a portion of the Cash Purchase Price shall be in exchange for the Shares issued to Parent or its Subsidiaries.

5.3          Allocation of the Purchase Price.

(a)           Parent, the Purchaser and NewCo and their respective Subsidiaries shall allocate the total consideration payable by Parent, the Purchaser and their respective Subsidiaries to the Company and NewCo pursuant to Section 5.2 for the Asset Transfers, which shall include relevant assumed liabilities in accordance with Section 1060 of the Code and Treasury Regulations promulgated thereunder, in accordance with the allocation principles set forth in Exhibit K to this Agreement.

(b)           Parent, the Purchaser and NewCo each agrees that it will not take, or permit any of its Affiliates to take, any position that is inconsistent with Exhibit K in any proceeding before any Taxing Authority (or otherwise).  The Purchaser and NewCo shall promptly inform one another in writing of any challenge by any Governmental Authority to any allocation made pursuant to this Section 5.3 and shall consult and keep one another informed with respect to the status of such challenge.

5.4          Closing and Closing Date.  The closing of the Merger, the Asset Transfers and the acquisition and issuance of the Shares (the “Closing”) shall occur concurrently and will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, commencing at 10:00 a.m., local time, as soon as practicable but in any event not later than the third Business Day following the date on which the last of the conditions set forth in Section 10 has been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time and place as the Company and the Purchaser may agree in writing.  The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

5.5          Closing Deliveries.

(a)           At the Closing, NewCo and the Company will deliver or cause to be delivered to the Purchaser the following:

(i)                                     a certificate executed by a duly authorized officer of the Company certifying that the conditions set forth in Sections 10.2(a), 10.2(b) and 10.2(d) have been satisfied;

(ii)                                  the Beverage Base Supply Agreement, each duly executed by the Company;

(iii)                               the Escrow Agreement, duly executed by NewCo;

(iv)                              each Commercial Agreement (other than the New Company Distribution Agreements and the Acquired KO Brand Distribution Agreements, in each case not entered into at the Closing), duly executed by NewCo, the Company and/or one or more of their Subsidiaries, as applicable;

(v)                                 a certificate evidencing the Shares, or, at the option of the Purchaser, book-entry confirmation of the Shares, in each case, registered in the name of the Purchaser; and

(vi)                              a copy of the Certificate of Merger, certified by the Secretary of State of the State of Delaware, evidencing the effectiveness of the Merger.

(b)           At the Closing, the Purchaser and Parent or their Subsidiaries will deliver or cause to be delivered to the Company the following:

(i)                                     a certificate executed by a duly authorized officer of each of the Purchaser and Parent certifying that the conditions set forth in Sections 10.3(a) and 10.3(b) have been satisfied;

(ii)                                  the Escrow Agreement, duly executed by Parent;

(iii)                               each Commercial Agreement (other than the New Company Distribution Agreements and the Acquired KO Brand Distribution Agreements, in each case not entered into at the Closing), duly executed by Parent and/or one or more of its Subsidiaries, as applicable;

(iv)                              the Beverage Base Supply Agreement, each duly executed by Parent; and

(v)                                 an amount in cash equal to the Cash Purchase Price less the Escrow Amount by wire transfer of immediately available funds to an account specified by the Company to the Purchaser in writing at least two Business Days prior to the Closing.

(c)           At the Closing, the Purchaser will deliver or cause to be delivered to the Escrow Agent an amount in cash equal to the Escrow Amount and the Escrow Agent Fee, to be paid to the Escrow Agent by wire transfer of immediately available funds to an account or accounts specified by the Escrow Agent prior to the Closing.

SECTION 6.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY,
NEWCO AND MERGER SUB

The Company, NewCo and Merger Sub jointly represent and warrant to the Purchaser that, as of the date of this Agreement and as of the Closing, except (a) as disclosed in any report, schedule or document filed with or furnished to the SEC by the Company and made publicly available on the SEC’s EDGAR system between January 1, 2013 and the date of this Agreement (excluding any disclosures set forth in the financial statements and notes thereto included in such SEC filings and any information contained in any risk factor disclosure or in any cautionary language relating to forward-looking statements included in any such report, schedule or document or other statements that are similarly non-specific and predictive or forward-looking in nature) to the extent that the applicability of such disclosure to the following representations and warranties is reasonably apparent on its face from such disclosure, or (b) as disclosed in the Disclosure Schedule (it being understood that (i) the disclosure of any fact or item in any section of the Disclosure Schedule will, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section to the extent that its relevance is reasonably apparent on its face and (ii) the disclosure of any matter or item in the Disclosure Schedule will not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and will not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or “Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item would, alone or together with any other matter or item, reasonably be expected to be material or have a Material Adverse Effect):

6.1          Organization and Qualification.  Each of the Company, NewCo, Merger Sub and the Company’s Significant Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite corporate power and authority to own, lease, operate and use its properties and assets and to carry on its business as currently conducted.  None of the Company, NewCo, Merger Sub or any of the Company’s Significant Subsidiaries has taken any action not authorized by its respective Organizational Documents.  Each of the Company, NewCo, Merger Sub and the Company’s Significant Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have or reasonably be expected to have a Material Adverse Effect, and, no Action has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.  Complete and accurate copies of the Organizational Documents of the Company, NewCo and Merger Sub, each as in effect as of the date of this Agreement, have previously been made available to Parent or the Purchaser.

6.2          Authorization; Enforcement.  Each of the Company, NewCo and Merger Sub has the requisite corporate power and authority to enter into this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated by each such Transaction Document and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement and each other applicable Transaction Document by the Company, NewCo and Merger Sub and the consummation by them of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, NewCo and Merger Sub and no stockholder approval or other corporate proceedings on the part of the Company, NewCo or Merger Sub are necessary to authorize this Agreement or any other Transaction Document or to consummate the transactions contemplated hereby or thereby.  This Agreement and each other Transaction Document to which the Company, NewCo or Merger Sub is a party has been (or upon delivery will have been) duly executed by the Company, NewCo and Merger Sub, respectively and, as applicable, and, when delivered in accordance with the terms hereof and thereof, will constitute the legal, valid and binding obligation of the Company, NewCo or Merger Sub, as applicable, enforceable against the Company, NewCo or Merger Sub, as applicable, in accordance with its terms, except (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (c) insofar as indemnification and contribution provisions may be limited by applicable Law.

6.3          No Conflicts.  The execution, delivery and performance by each of the Company, NewCo and Merger Sub of the Transaction Documents to which it is a party, the acquisition and issuance of the Shares and the consummation by each of the Company, NewCo and Merger Sub of the transactions contemplated hereby and thereby to which it is a party do not and will not (a) conflict with or violate any provision of the Organizational Documents of the Company or its Subsidiaries, (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Encumbrance upon any of the properties or assets of the Company or its Subsidiaries pursuant to, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Contract to which the Company or any of its Subsidiaries is a party or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (c) subject to obtaining the Required Approvals, conflict with or result in a violation, of any permit, license, Law or other restriction of any Governmental Authority to which the Company or any of its Subsidiaries is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except in the case of clauses (b) and (c), for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.4          Filings, Consents and Approvals.  None of the Company, NewCo or Merger Sub is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Authority in connection with the execution, delivery and performance by each of the Company, NewCo and Merger Sub of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereunder or thereunder, other than (a) the Required Antitrust Approvals, (b) the notice or application to the Nasdaq Global Select Market for the acquisition and issuance of the Shares for trading thereon, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (d) such filings and registrations as are required to be made under applicable federal and state securities Laws (the foregoing (a) through (d) collectively, the “Required Approvals”).

6.5          Issuance of the Shares; Exemption from Registration.  The Shares have been duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Encumbrances.  Subject to, and in reliance on, the representations, warranties and covenants made herein by the Purchaser, the issuance of the Shares in accordance with the terms and on the basis of the representations and warranties set forth in this Agreement is exempt from registration under the Securities Act and otherwise issued in compliance with all Laws.

6.6          Capitalization.

(a)           As of August 11, 2014, the authorized capital stock of the Company consists of 240,000,000 shares of Company Common Stock, of which 206,385,060 shares were issued and 167,192,473 shares were outstanding (including 11,000 shares in respect of Restricted Stock), 39,192,587 shares were issued and held in the treasury of the Company, 13,696,584 shares were reserved for issuance pursuant to the equity grants outstanding under Equity Compensation Plans (including 13,354,941 outstanding Options and 341,643 shares subject to the issued and outstanding RSUs).  Since August 11, 2014 through the date of this Agreement, there have been no issuances of Equity Securities or other securities of the Company other than shares that were reserved for issuance pursuant to the Equity Compensation Plans.  All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable.

(b)           There are no stockholders agreements, voting trusts, voting agreements or other similar agreements or understandings with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.  Except as contemplated under this Agreement and awards issued pursuant to the Equity Compensation Plans, no Person has any outstanding commitments, rights of first offer or refusal, anti-dilution rights, preemptive rights, rights of participation or any similar right to participate in the transactions contemplated by the Transaction Documents.  Except for the Equity Securities issued or reserved for issuance pursuant to the Equity Compensation Plans and as contemplated by this Agreement, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, scrip rights to subscribe to, calls, phantom stock rights, rights of first offer or refusal, rights to require redemption or repurchase, preemptive rights, anti-dilution rights, registration rights, rights of participation, commitments or other agreements to which the Company or any of its Subsidiaries is a party relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any, Equity Securities or other securities of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional Equity Securities or other securities of the Company or its Subsidiaries.  The acquisition and issuance of the Shares will not obligate the Company or NewCo to issue Equity Securities or other securities of the Company or its Subsidiaries to any Person (other than the Purchaser) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities.

(c)           Section 6.6(c) of the Disclosure Schedule includes a list of all of the Subsidiaries of the Company.  All the outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary have been validly issued and are fully paid and non-assessable and are, except as set forth in Section 6.6(c) of the Disclosure Schedule, owned directly or indirectly by the Company, free and clear of all Encumbrances, except for Permitted Encumbrances.  Except as set forth in Section 6.6(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity that is or would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(d)           The Company has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

6.7          SEC Reports; Financial Statements.

(a)           The Company has filed with or furnished to the SEC all reports, schedules, forms, statements and other documents required to be filed or furnished by the Company under the Securities Act, the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, and the rules and regulations of the Nasdaq Global Select Market for the three-year period preceding the date of this Agreement (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, together with all such materials filed or furnished after the date of this Agreement, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)           The financial statements of the Company included (or incorporated by reference) in the SEC Reports (including the notes thereto) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments.  Since December 31, 2012, the Company has not made any change in the accounting practices and policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.  No financial statements of any Person other than the Company are required by GAAP to be included in the financial statements of the Company.

6.8          Internal Accounting and Disclosure Controls.  The Company maintains a system of internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP and that (a) transactions are executed in accordance with management’s general or specific authorization, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are adequate and effective to ensure that all material information required to be disclosed by the Company in the reports it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.  The Company’s management has completed an evaluation of the effectiveness of the Company’s internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 for the fiscal year ended December 31, 2013, and has concluded that such internal controls were effective.  The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date of this Agreement, to the Company’s auditors and audit committee and the Purchaser (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  The Company’s management has evaluated the effectiveness of the design and operation of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable SEC Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto, filed prior to the date of this Agreement, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation (and as of the most recent evaluation, such disclosure controls and procedures were effective). Since the date of the most recent evaluation of such disclosure controls and procedures and internal controls, there have been no material changes in such controls or in other factors that would reasonably be expected to materially affect disclosure controls and procedures or internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

6.9          Listing and Maintenance Requirements.  The Company Common Stock is, and as of the Closing, NewCo Common Stock will be, registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of Company Common Stock or NewCo Common Stock under the Exchange Act nor has the Company received any written notification that the SEC is contemplating terminating such registration.  The Company is in material compliance with the listing and maintenance requirements and any other applicable rules and regulations of the Nasdaq Global Select Market.

6.10        Material Adverse Change.  (a) Since June 30, 2014, the Company and its Significant Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practice and have not taken any action that would, if taken after the date of this Agreement without the consent of the Purchaser, have violated Section 8.8(a), and (b) since December 31, 2013, there has been no event, occurrence or development that has had or would reasonably be expected to have a Material Adverse Effect.

6.11        Litigation.

(a)           There is not, and since December 31, 2012 there has not been, any (i) judgment, order or decree outstanding against or affecting or (ii) Action pending or, to the knowledge of the Company, threatened, against or affecting, in either case, the Company or any of its Subsidiaries or any of their respective properties, assets, officers or directors before or by any Governmental Authority, other than those that would not (A) adversely affect or challenge the legality, validity or enforceability of any of the Transaction Documents or the acquisition or issuance of the Shares or (B) in the case of judgments, orders, decrees or Actions as of the date hereof, if there were an unfavorable decision, reasonably be expected to either result in monetary damages in excess of $10.0 million or (C) reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole.

(b)           Correct and complete copies of any material written correspondence with Governmental Authorities related to any such Actions by such Governmental Authorities have been made available to Parent or the Purchaser; provided, however, that, for purposes of this Section 6.11(b), “material written correspondence” will not include any underlying or supporting documents or other materials produced by the Company and its Affiliates in connection with such correspondence.

6.12        Intellectual Property.

(a)           Section 6.12(a) of the Disclosure Schedule sets forth a complete and accurate (in all material respects) list of all material U.S. and foreign applications and registrations (including issued patents) for any Intellectual Property owned by the Company and its Subsidiaries.  The Company or one of its Subsidiaries is the sole and exclusive owner of each such application and registration, and the foregoing applications and registrations are in effect and subsisting and, to the knowledge of the Company, valid.

(b)           Except as, individually or in the aggregate, has not and would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries own, or have a valid right to use, all items of Intellectual Property used or held for use in, or necessary to conduct, their respective businesses.  The Specified Trademarks are owned by the Company or one of its Subsidiaries free and clear of Encumbrances, other than Permitted Encumbrances, and, except as, individually or in the aggregate, has not and would not reasonably be expected to have a Material Adverse Effect, all other Intellectual Property owned by the Company is owned free and clear of Encumbrances, other than Permitted Encumbrances.

(c)           Since December 31, 2012, except as, individually or in the aggregate, has not and would not reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries have not infringed, diluted, misappropriated or otherwise violated any Person’s Intellectual Property, (ii) there has been, no such claim pending or, to the knowledge of the Company, threatened in writing (including in the form of invitations to obtain a license) against the Company or its Subsidiaries alleging any such infringement, dilution, misappropriation or other violation of any Person’s Intellectual Property by the Company and its Subsidiaries, and (iii) there has been no claim pending or threatened in writing challenging the validity of, or the Company or its Subsidiaries’ right to register, any application or registration for Intellectual Property (other than office actions in the ordinary course of prosecuting applications and registrations for Intellectual Property).

(d)           Except as, individually or in the aggregate, has not and would not reasonably be expected to have a Material Adverse Effect, no Person is infringing, diluting, misappropriating or otherwise violating any Intellectual Property owned by the Company or its Subsidiaries, and no such claims are pending or threatened in writing against any Person by the Company or its Subsidiaries.

(e)           There are no orders, writs, injunctions or decrees to which the Company or any of its Subsidiaries is subject with respect to any material Intellectual Property owned or used by the Company or its Subsidiaries, other than such orders, writs, injunctions or decrees that, individually or in the aggregate, have not and would not reasonably be expected to have a Material Adverse Effect.

(f)            To the Company’s knowledge, there is no jurisdiction in which the Specified Trademarks are not available for use and registration by the Company and its Subsidiaries in connection with energy beverage products.

6.13        No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2013 included in the SEC Reports, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2013, (c) for liabilities and obligations incurred in connection with or expressly contemplated by the Transaction Documents, and (d) for liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.14        Compliance with Law.

(a)           Except for matters that, individually or in the aggregate, (i) have not and would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole, or (ii) have not resulted and would not reasonably be expected to result in criminal liability with respect to the Company, any of its Subsidiaries or any of its or their directors or officers, (A) the Company and its Subsidiaries are, and since December 31, 2012 have been, in compliance with all applicable Laws and Company permits, (B) the Company and its Subsidiaries hold all permits necessary for the lawful conduct of their business and the ownership and operation of their assets and properties as conducted as of the date of this Agreement, and (C) since December 31, 2012, no Action, demand, inquiry or investigation has occurred or been pending or threatened in writing, alleging that the Company or any of its Subsidiaries is not in compliance with any applicable Law or permit.

(b)           Since December 31, 2012, (i) the Company and its Subsidiaries and, to the knowledge of the Company, its Affiliates, directors, officers and employees have complied in all respects with the U.S. Foreign Corrupt Practices Act of 1977 and any other applicable foreign or domestic anticorruption or antibribery Laws (collectively, the “Fraud and Bribery Laws”), and (ii) neither the Company, nor any of its Affiliates or its or their directors or officers, nor, to the knowledge of the Company, any of its or their employees, agents or other representatives acting on their behalf have, directly or indirectly, violated any Fraud and Bribery Laws.

(c)           Except as, individually or in the aggregate, has not and would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole, all Products being manufactured, distributed or developed by or for the benefit of the Company or any of its Subsidiaries that are subject to the jurisdiction of the FDA, USDA, FTC or any comparable state or foreign Governmental Authority have been formulated and are being processed, labeled, stored, tested, transported, distributed, marketed, advertised and promoted and, to the knowledge of the Company, manufactured and packed, in compliance with all applicable requirements under the FDCA and other Law (including any law implemented by the FDA, Health Canada, USDA or FTC, or any counterpart regulatory authorities in individual states or any other country).  To the knowledge of the Company, such Products are not the subject of any warning letter, notice of violation, seizure, injunction, regulatory enforcement action or criminal action issued, initiated, or threatened in writing by the FDA, USDA, FTC or any comparable state or foreign Governmental Authority as of the date hereof.

(d)           Except as, individually or in the aggregate, has not and would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole, since December 31, 2012, neither the Company nor any of its Subsidiaries has voluntarily or involuntarily initiated, or caused to be initiated, any material recall, market withdrawal, safety alert or similar notice relating to any Company product, and there are no outstanding or unresolved Reportable Food Registry, Adverse Event or similar notices or reports that would be reasonably likely to lead to a material recall, market withdrawal or safety alert.

6.15        Contracts.  Except as would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole, (a) each Material Contract is a valid, binding and legally enforceable obligation of the Company or one of the Company’s Subsidiaries, as the case may be, and, to the knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (b) each such Material Contract is in full force and effect, and (c) none of the Company or any of its Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Material Contract and, to the knowledge of the Company, no other party to any such Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.  None of the Company or its Subsidiaries is party to any Contract that would, after giving effect to the transactions contemplated by this Agreement (other than the potential transactions contemplated by the Commercial Agreements), restrict in any respect (including by way of exclusivity obligation) the ability of the Purchaser or its Affiliates (excluding, for the avoidance of doubt, NewCo, the Company and their respective Subsidiaries) to compete in any business or with any Person or in any geographical area.

6.16        Ownership and Operations of NewCo and Merger Sub.  NewCo and Merger Sub were formed solely for the purpose of engaging in the transactions contemplated by the Transaction Documents, have engaged in no other business activities and have not incurred, directly or indirectly, any obligations or liabilities (other than obligations or liabilities incurred in connection with the transactions contemplated by the Transaction Documents) and have conducted and will conduct their operations prior to the Closing only as contemplated by the Transaction Documents.  All shares of capital stock of NewCo are owned directly by the Company and all shares of capital stock of Merger Sub are directly owned by NewCo.

6.17        Anti-Takeover Statutes.  As of the date hereof, the Company has no “rights plan,” “rights agreement” or “poison pill” in effect.  Assuming that neither the Purchaser nor any of its Affiliates is an “interested stockholder” (as defined in Section 203 of the DGCL) as of immediately prior to the execution and delivery of this Agreement, the Company and NewCo have taken all actions necessary to exempt the Purchaser and its Affiliates, this Agreement and the transactions contemplated hereunder (including, for the avoidance of doubt, the acquisition of any NewCo securities to the extent permitted under Section 8.6) from the restrictions on business combinations of Section 203 of the DGCL.  Except for Section 203 of the DGCL, no other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws enacted under U.S. state or federal law apply to this Agreement or any of the transactions contemplated hereby.

6.18        Brokers and Finders.  Other than Barclays Capital Inc., the fees of which will be paid by the Company in their entirety, no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents.

6.19        Tax Matters.  Except as, individually or in the aggregate, has not and would not reasonably be expected to have a Material Adverse Effect:

(a)           The Company and its Subsidiaries have timely filed all Tax Returns required to be filed by it and all such Tax Returns were filed in accordance with applicable Law.

(b)           The Company and its Subsidiaries have paid all Taxes shown to be due on such Tax Returns or has provided reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns.

(c)           There is no claim, action, suit, proceeding or investigation now pending against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

(d)           As of the date of this Agreement, except for liens arising by operation of Law in respect of Taxes that are not delinquent, there are no liens for Taxes upon the assets of the Company or any of its Subsidiaries.

(e)           Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law).

(f)            None of the Company or its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g)           Since December 31, 2012, none of the Company or its Subsidiaries has distributed stock of another person or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

6.20        Tax Treatment.  To the knowledge of the Company, neither the Company nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the Merger, the acquisition and issuance of the Shares and the KO Asset Transfer, taken together, from qualifying as an “exchange” within the meaning of Section 351 of the Code.

6.21        Insurance.  The insurance policies maintained by the Company and its Subsidiaries as of the date of this Agreement are set forth on Section 6.21 of the Disclosure Schedule.  Each such insurance policy is in full force and effect and was in full force and effect during the periods of time such insurance policy is purported to be in effect.  Neither the Company nor any of its Subsidiaries is (with or without notice or lapse of time, or both) in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy.  Except as, individually or in the aggregate, has not and would not reasonably be expected to have a Material Adverse Effect, there is no claim by the Company or any of its Subsidiaries pending under any such policies as of the date of this Agreement that has been denied or disputed by the insurer.

6.22        No Other Representations and Warranties.  The representations and warranties set forth in this Section 6 are the only representations and warranties made by the Company, NewCo and Merger Sub with respect to the Shares or any other matter relating to the transactions contemplated by this Agreement.  Except as specifically set forth in this Agreement or the other Transaction Documents, (a) the Company and NewCo make no warranty, express or implied, as to any matter whatsoever relating to the Shares or any other matter relating to the transactions contemplated by this Agreement, including as to (i) the operation of the business of the Company and its Subsidiaries after the Closing in any manner or (ii) the probable success or profitability of the business of NewCo, the Company and its Subsidiaries after the Closing, and (b) neither the Company or any of its Affiliates, nor any of their respective stockholders, directors, officers, employees or agents will have or be subject to any liability or indemnification obligation to the Purchaser or any other Person resulting from the distribution to the Purchaser or its Representatives of, or the Purchaser’s use of, any information relating to the Company or any of its Affiliates, including any descriptive memoranda, summary business descriptions, financial forecasts, projections or models, or any information, documents or material made available to the Purchaser or its Affiliates or Representatives, whether orally or in writing, in management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Purchaser or in any other form in expectation of the transactions contemplated by this Agreement.  The Company, NewCo and Merger Sub acknowledge that, except as set forth in Section 7, neither the Purchaser nor any director, officer, employee, agent or Representative of the Purchaser makes any representation or warranty, either express or implied, concerning the transactions contemplated by this Agreement.  Nothing in this Section 6.22 will affect the representations and warranties in the Asset Transfer Agreement or the Commercial Agreements.

SECTION 7.

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

Each of Parent and the Purchaser represents and warrants to the Company that, as of the date of this Agreement and as of the Closing:

7.1          Organization.  Each of Parent and the Purchaser is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder.

7.2          Authorization; Enforcement.  The execution and delivery of this Agreement and each other Transaction Document and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of Parent and the Purchaser and no stockholder approval, vote or other corporate proceedings on the part of either Parent or the Purchaser are necessary to authorize this Agreement or any other Transaction Documents or to consummate the transactions contemplated hereby or thereby.  This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will be) duly executed by each of Parent and the Purchaser, as applicable, and when delivered by each of Parent and the Purchaser in accordance with the terms hereof and thereof, will constitute legal, valid and binding obligations of the respective party, enforceable against it in accordance with its terms, except (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (c) insofar as indemnification and contribution provisions may be limited by applicable Law.

7.3          No Conflicts.  The execution, delivery and performance by each of Parent and the Purchaser of the Transaction Documents and the consummation by each such party of the transactions contemplated hereby and thereby to which it is a party do not and will not (a) conflict with or violate any provision of the Organizational Documents of the respective party, (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Encumbrance upon any of the properties or assets of the respective party pursuant to, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, indenture or other instrument to which the respective party or any of its Subsidiaries is a party or by which any property or asset of such party is bound or affected, or (c) subject to obtaining the Required Approvals, conflict with or result in a violation of any Law or other restriction of any Governmental Authority to which Parent or the Purchaser or any of their Subsidiaries is subject (including federal and state securities laws and regulations), or by which any property or asset of Parent, the Purchaser or any of their respective Subsidiaries is bound or affected, except in the case of each of clauses (b) and (c), such as could not have or reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of Parent or the Purchaser or (iii) a material adverse effect on Parent’s or the Purchaser’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document.

7.4          Filings, Consents and Approvals.  Neither Parent nor the Purchaser is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Authority in connection with the execution, delivery and performance by Parent or the Purchaser of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereunder, other than (a) the Required Antitrust Approvals and (b) such filings and registrations as are required to be made under applicable federal and state securities Laws.

7.5          Own Account.  The Purchaser is acquiring the Shares as principal for its own account for investment only and not with a view to or for distributing or reselling the Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of the Shares and has no direct or indirect arrangement or understandings with any other Persons to distribute or regarding the distribution of any of the Shares (this representation and warranty not limiting the Purchaser’s right to sell the Shares pursuant to a Registration Statement as contemplated by Section 9 or otherwise in compliance with applicable federal and state securities laws).

7.6          Purchaser Status.  At the time the Purchaser was offered the Shares, it was, and as of the date of this Agreement it is, and as of the Closing Date it will be, an “accredited investor” as defined in Regulation D, Rule 501(a), promulgated under the Securities Act.  Neither the Purchaser nor any of its Affiliates is, nor at any time during the last three years has been, an “interested stockholder” of the Company (as defined in Section 203 of the DGCL).

7.7          Experience of the Purchaser.  The Purchaser has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment.  The Purchaser has had the opportunity to review the SEC Reports and to ask questions of, and receive answers from, the officers of the Company concerning the Company and the Shares.  The Purchaser understands that its investment in the Shares involves a significant degree of risk, including a risk of total loss of the Purchaser’s investment.  The Purchaser understands that the market price of Company Common Stock has been volatile and that no representation is being made as to the future value of Company Common Stock or NewCo Common Stock.  The Purchaser is able to bear the economic risk of an investment in the Shares and is able to afford a complete loss of such investment.

7.8          Sufficient Funds.  As of the date of this Agreement, the Purchaser has sufficient funds presently available, and at the Closing will have sufficient funds available, to deliver the Cash Purchase Price in full and to consummate the transactions contemplated by this Agreement and the other Transaction Documents in accordance with the terms hereof and thereof.

7.9          Restricted Securities.  The Purchaser understands that the Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of the Securities Act and state securities laws and that the Company is relying upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Shares.  The Purchaser understands that, until such time as a Registration Statement has been declared effective or the Shares may be sold pursuant to Rule 144 under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the certificates evidencing the Shares will bear a restrictive legend in substantially the following form:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  THE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EXEMPTION FROM

REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES AND OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.  THE TRANSFER OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN A TRANSACTION AGREEMENT AMONG THE COMPANY, NEW LASER CORPORATION, THE PURCHASER OF SUCH SECURITIES AND THE OTHER PARTIES THERETO.  THE COMPANY AND ITS TRANSFER AGENT WILL NOT BE OBLIGATED TO RECOGNIZE OR GIVE EFFECT TO ANY TRANSFER MADE IN VIOLATION OF SUCH RESTRICTIONS.  A COPY OF SUCH RESTRICTIONS MAY BE OBTAINED FROM THE COMPANY UPON WRITTEN REQUEST.”

The Purchaser understands that no federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

7.10        Certain Transactions.  None of Parent, Purchaser or any of their Affiliates or any group of Persons of which Parent, Purchaser or any of their Affiliates is a member has established or increased, directly or indirectly, a put equivalent position, as defined in Rule 16(a)-1(h) under the Exchange Act, with respect to the Company’s equity securities.  The Purchaser is not the Beneficial Owner of and does not have the right to acquire any Equity Securities, other than the Shares.

7.11        Brokers and Finders.  No brokerage or finder’s fees or commissions are or will be payable by Parent or the Purchaser to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents.

7.12        Tax Treatment.  To the knowledge of Parent, the Purchaser has not taken or agreed to take any action, nor is aware of any fact or circumstance, that would be reasonably likely to prevent the Merger, the acquisition and issuance of the Shares and the Asset Transfers, taken together, from qualifying as an “exchange” within the meaning of Section 351 of the Code.

7.13        No Other Representations and Warranties.  The representations and warranties set forth in this Section 7 are the only representations and warranties made by Parent and the Purchaser with respect to the transactions contemplated by this Agreement.  Parent and the Purchaser acknowledge that, except as set forth in Section 6, none of the Company, NewCo, Merger Sub or any director, officer, employee, agent or Representative of the Company makes any representation or warranty, either express or implied, concerning the Shares or the transactions contemplated by this Agreement.  Nothing in this Section 7.13 will affect the representations and warranties in the Asset Transfer Agreement or the Commercial Agreements.

SECTION 8.

COVENANTS OF THE PARTIES

8.1          Public Disclosure.  The initial press release regarding the transactions contemplated by this Agreement and the other Transaction Documents shall be a joint press release in the form attached hereto as Exhibit L, and thereafter, NewCo, the Company, Parent and the Purchaser shall consult with each other prior to issuing any press releases or otherwise making similar public announcements with respect to the transactions contemplated by this Agreement and the other Transaction Documents.  From the date hereof through the Closing, none of the Company, on the one hand, or Parent or the Purchaser, on the other hand, will, or will permit any of their respective Affiliates or Representatives to, issue any press release or make any other public announcement or disclosure relating to the transactions contemplated by this Agreement or the other Transaction Documents that contradicts the initial press release without the prior written approval of the other party (such consent not to be unreasonably withheld, conditioned or delayed), unless required by applicable Law or securities listing standards (upon advice of counsel to the disclosing party) in which case to the extent practicable and permitted by applicable Law, the applicable party will provide the other parties with an opportunity to review such press release or other announcement prior to issuance, distribution or publication.

8.2          Confidentiality.

(a)           Each party acknowledges and agrees that, as of the Closing Date, the Confidentiality Agreements will terminate and all obligations under the Confidentiality Agreements will cease, and the treatment of Confidential Information will be governed by the terms of this Agreement and, as applicable, the Asset Transfer Agreement and the Commercial Agreements; provided, however, that, subject to the last sentence of this Section 8.2(a), each of the Confidentiality Agreements shall be deemed amended as of the date of this Agreement to permit the actions contemplated by the Transaction Documents (it being agreed that, without limiting the foregoing, the Confidentiality Agreements shall be deemed amended such that (i) the Evaluation Material may be used for the purposes of implementing the transactions contemplated by the Transaction Documents (and disclosed to and used by Representatives in connection therewith), (ii) each party may solicit employees of the other party to the extent contemplated by Section 7.7 of the Asset Transfer Agreement, (iii) the parties may make disclosure regarding the Transactions as contemplated by Section 8.1 of this Agreement, and (iv) with respect to the Confidentiality Agreement applicable to the Company’s Confidential Information, paragraphs 12, 13 and 14 thereof shall be superseded in all respects by Section 8.6 of this Agreement).  In the event of any conflict between the terms of the Transaction Documents and the Confidentiality Agreements, the terms of the Transaction Documents shall govern.  The foregoing will not be deemed to relieve any party from any liability or obligation under the Confidentiality Agreements arising out of any breach or violation of the Confidentiality Agreements occurring prior to the Closing Date.  If this Agreement is terminated for any reason prior to the Closing, the Confidentiality Agreements shall remain in full force and effect in accordance with their terms (without giving effect to the amendments contemplated by this paragraph).

(b)           If the Closing occurs, the restrictions set forth in this Section 8.2 will commence and continue in full force and effect until the termination of the Equity Restricted Period or such longer period as provided in the applicable Asset Transfer Agreement or Commercial Agreement (it being agreed that, for the avoidance of doubt, nothing in this Agreement (including this Section 8.2 or Section 8.4) or in any other Transaction Documents will restrict Parent or the Purchaser from taking any action contemplated by Section 8.6 to the extent permitted thereunder).

(c)           The Recipient agrees to receive all Confidential Information in strict confidence and to use the Confidential Information for the sole purpose of performing its obligations under this Agreement in accordance with this Agreement and not to use the Confidential Information for any other purpose.  Without limiting the foregoing, from and after the Closing Date, the Recipient agrees to protect the Confidential Information against disclosure to Third Parties, using the same standard of care that the Recipient applies to protect its own most highly confidential information (which in no event will be less than a reasonable standard of care).  The Recipient agrees not to disclose the Confidential Information to any Person other than (i) its Representatives who are directly concerned, working on, advising on or consulted in connection with the Recipient’s obligations hereunder and whose knowledge of the Confidential Information is reasonably considered to be necessary for such purposes or (ii) as required by applicable Law or an order by a Governmental Authority or any requirements of stock market or exchange or other regulatory body having competent jurisdiction; provided, that, except where not permitted by Law, the Recipient will give the Disclosing Party reasonable advance notice of such required disclosure, and will reasonably cooperate with the Disclosing Party, in order to allow the Disclosing Party an opportunity to oppose, or limit the disclosure of the Confidential Information or otherwise secure confidential treatment of the Confidential Information required to be disclosed; provided further, that, if disclosure is ultimately required, the Recipient will furnish only that portion of the Confidential Information which, based upon advice of legal counsel, the Recipient is required to disclose in compliance with any such requirement.  The Recipient will ensure that the Recipient’s Representatives are informed of the confidentiality provisions of this Agreement and are obligated to use and hold in confidence the Confidential Information in a manner consistent with the obligations of the Recipient under this Agreement prior to the Recipient’s Representatives receiving any access to the Disclosing Party’s Confidential Information.  The Recipient hereby assumes full responsibility and liability to the Disclosing Party for any breach of this Agreement and any unauthorized use or disclosure of Confidential Information by any of the Recipient’s Representatives.

(d)           Upon termination of this Agreement, the Recipient will, within 30 days after receipt of written notice from the Disclosing Party, at the election of the Recipient, return or destroy, or cause to be returned or destroyed (as applicable), all Confidential Information of the Disclosing Party provided to the Recipient or its Representatives hereunder and all copies thereof, as well as all copies of all documents made by the Recipient’s Representatives containing or based upon Confidential Information (which, for avoidance of doubt, constitute Confidential Information for purposes of this Agreement).  If the Recipient elects that the Confidential Information be destroyed, then upon such destruction the Recipient will provide a certificate of destruction certifying compliance with this Section 8.2(d) to the Disclosing Party within 30 days after receipt of the original notice from the Disclosing Party requesting the destruction of Confidential Information.  For clarity, in the case of compilations or reports containing the Disclosing Party’s Confidential Information, only that part containing said Confidential Information will be destroyed or returned.  Notwithstanding anything to the contrary in this Section 8.2(d), the Recipient will not be required to return or destroy copies of Confidential Information solely to the extent (i) the Recipient is required by applicable Law to retain such Confidential Information, (ii) such Confidential Information is stored in automated electronic backup systems of the Recipient or its Affiliates (provided that no use or disclosure in violation of this Section 8.2 will be made of such Confidential Information retained or stored pursuant to clauses (i) or (ii) at any time), or (iii) such Confidential Information is reasonably necessary to enable the Recipient to enforce its rights or remedies, or otherwise comply with its obligations, hereunder (and then solely for such purpose and provided that no other use or disclosure in violation of this Section 8.2 will be made of such retained Confidential Information). Notwithstanding anything to the contrary herein, the Recipient shall be permitted to disclose Confidential Information to actual or prospective lenders, acquirers, merger counterparties or investors in equity (including any of their respective advisors) to the extent reasonably required in connection with their respective evaluation of an actual or potential financing, acquisition, merger or investment transaction involving the Recipient or its Affiliates, subject to such Persons being bound by obligations of confidentiality deemed customary by the Recipient (it being agreed that Recipient assumes full responsibility and liability to the Disclosing Party for any breach of this Section 8.2 and any unauthorized use or disclosure of Confidential Information by such Persons).

8.3          Consents and Filings.

(a)           The parties will use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective in the most expeditious manner possible the transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate such transactions, (ii) taking all actions necessary to obtain (and cooperating with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

(b)           As soon as reasonably practicable and in any event within 45 days (or such longer period as the parties may mutually agree) following the execution and delivery of this Agreement, the Company and the Purchaser will each file a Notification and Report Form and related material with the FTC and the Antitrust Division of the Department of Justice under the HSR Act.  As soon as reasonably practicable and in any event within 45 days (or such longer period as the parties may mutually agree) following the execution and delivery of this Agreement, the Company and the Purchaser will effect all other necessary notifications, or registrations to obtain the other Required Antitrust Approvals.  The parties will each use its respective reasonable best efforts, and will cooperate with each other, to obtain the Required Antitrust Approvals, to respond to any requests of Governmental Authority for information under any Antitrust Law and to contest and resist any Action, including any legislative, administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement under any Antitrust Law.  Notwithstanding the foregoing or any other provision in this Agreement to the contrary, none of the Company, the Purchaser, Parent or any of their respective Affiliates will be obligated in connection with the transactions contemplated by this Agreement to enter into any agreement, consent decree or other commitment requiring the divestiture (including through the granting of any license rights) or holding separate of any assets or subject itself to any restriction on the operation of its or its Subsidiaries’ businesses, or to commence, pursue or defend any litigation, and none of the Company, Parent or the Purchaser shall accept or agree to any such agreement, consent decree, commitment or restrictions without the prior written consent of the other parties.

(c)           In furtherance of the foregoing, the parties to this Agreement will cooperate with each other in connection with the making of all such filings and use reasonable best efforts to (i) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement, (ii) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the transactions contemplated by this Agreement, (iii) consult with the other party prior to taking a position, and permit the other parties to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Authority by or on behalf of either party in connection with any investigations or proceedings related solely to this Agreement or the transactions contemplated by this Agreement or given in connection with any proceeding by a private party, and (iv) consult with the other party in advance of any meeting or conference with, any Governmental Authority relating to the transactions contemplated by this Agreement or in connection with any proceeding by a private party relating thereto, and give the other party the opportunity to attend and participate in such meetings and conferences (unless prohibited by such Governmental Authority).  Notwithstanding the foregoing, the Company, the Purchaser and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 8.3(c) as “Counsel Only Material.” Such materials and the information contained therein will be given only to the outside counsel of the recipient and will not be disclosed by outside counsel to employees, officers, directors or consultants of the recipient or any of its Affiliates unless express permission is obtained in advance from the source of the materials (the Company or the Purchaser or Parent, as the case may be) or its legal counsel.  Each of the Company, the Purchaser and Parent will cause its respective outside counsels to comply with this Section 8.3(c).  Notwithstanding anything to the contrary in this Section 8.3(c) materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company, privileged communications and competitively sensitive information.

(d)           The Company and NewCo will use reasonable best efforts to cause the shares of NewCo Common Stock, including the Shares, to be approved for listing on the Nasdaq Global Select Market, subject only to official notice of issuance.

8.4          Information Rights.

(a)           From and after the date hereof and for so long after the Closing as Parent and the Purchaser collectively Beneficially Own at least 10% of the then-outstanding NewCo Common Stock, the Company and NewCo will provide to the Purchaser and Parent (i) its monthly (as and when such monthly financial statements are furnished to the NewCo Board, but only to the extent that they are so furnished), quarterly and annual financial statements, (ii) such additional financial information concerning NewCo, the Company and its Subsidiaries as the Purchaser or Parent may reasonably request (in a manner so as to not unreasonably interfere in any material respect with the normal business operations of NewCo or the Company and without requiring NewCo or the Company to incur any cost not reimbursed by Parent or the Purchaser) and (iii) such other information that the parties may mutually agree to exchange in furtherance of the strategic relationship contemplated by the Transaction Documents; provided, however, that, with respect to any information referred to in clause (ii) and (iii) that NewCo determines in good faith is competitively sensitive and (A) to the extent relating to the business of manufacturing, marketing, selling or distributing Energy Beverages at any time Parent or the Purchaser owns or engages in an Energy Competitive Business or (B) to the extent relating to a business not involving Energy Beverages that both NewCo and the Company, on the one hand, and Parent and the Purchaser, on the other hand, are engaged in at the applicable time without breaching this Agreement or the other Transaction Documents, the parties will cooperate to provide access only through the use of “clean teams” or similar arrangements (it being agreed that, for the avoidance of doubt, in no event shall the foregoing limit Parent’s access to such information as reasonably necessary to comply with its financial or other reporting obligations or to perform Parent’s or Purchaser’s obligations under the Transaction Documents).  In addition, for so long as Parent and the Purchaser collectively Beneficially Owns at least 10% of the then-outstanding shares of NewCo Common Stock, upon the request of the Purchaser or Parent no more than once per year for Parent and the Purchaser collectively, the Company and NewCo will cause members of its senior management to meet with members of the senior management of the Purchaser or Parent (in person or by conference telephone as agreed by the parties) to provide the Purchaser or Parent with an update regarding developments relating to the Company’s business and to respond to questions from the Purchaser or Parent; provided, that the Company and NewCo will not be obligated to meet or provide updates during any trading blackout periods applicable to the NewCo directors and officers.  For so long as Parent and the Purchaser Beneficially Own any shares of NewCo Common Stock, the Company and NewCo will respond to questions from the Purchaser and Parent in the same manner that it responds to inquiries from other similarly sized stockholders.  No investigation conducted, however, will affect or be deemed to modify any representation or warranty made in this Agreement.  Notwithstanding any other provision of this Agreement, neither the delivery of any notice or information pursuant to this Agreement, nor any information known or available to any party or inquiry conducted prior to or after the date of this Agreement, will limit or otherwise affect the remedies available to such party.

(b)           All information requested by Purchaser or Parent and provided by or on behalf of the Company under this Section 8.4 will be subject to the Confidentiality Agreements (as amended herein) and the provisions of Section 8.2, as applicable.  Nothing contained in this Section 8.4 will require the Company or NewCo to take any action (i) that would, after consultation with counsel, constitute a waiver of the attorney-client or similar privilege or violate any Law or confidentiality obligations owing to third parties; provided that if any information is withheld by the Company, NewCo or any of their respective Subsidiaries pursuant to the foregoing, the Company or NewCo will (A) inform the Purchaser or Parent as to the general nature of what is being withheld and (B) use its commercially reasonable efforts to (1) accommodate any request from the Purchaser or Parent for information pursuant to this Section 8.4 in a manner that does not result in such a waiver or violation or (2) obtain the required consent of such third party to provide such access or disclosure, or (ii) if NewCo, the Company or any of their respective Subsidiaries, on the one hand, and the Purchaser, Parent and any of their respective Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto.

8.5          Transfer Restrictions.

(a)           Each of Parent and the Purchaser covenants and agrees that it will not, (i) during the period from the Closing until the earliest of (A) the four year anniversary of the Closing Date, (B) the date when the Amended U.S./Canada Coordination Agreement or any Distribution Agreement relating to territories in the U.S. or Canada is terminated or modified in accordance with the terms thereof such that Parent, its Subsidiaries and the Parent Distributors would cease to have exclusive distribution rights to Products representing, in the aggregate, at least 50% of the dollar volume of all Products that are both (1) Energy Beverages and (2) being distributed by Parent, its Subsidiaries and the Parent Distributors in the territories in the U.S. and Canada covered by the then-effective CCR Agreement, Canada Distribution Agreement and other Distribution Agreements (measured during the 12-month period immediately prior to such modification or termination), and (C) a Change of Control of NewCo or the Company (the “Lock-Up Period”), directly or indirectly, sell, assign, pledge, hypothecate or otherwise transfer (or enter into an obligation regarding the future sale, assignment, pledge or transfer of) (a “Transfer”) any interest in any of the Shares or Additional Shares (other than to an Affiliate of Purchaser in accordance with Section 12.6) and (ii) at any time after the Closing, enter into any derivative transaction involving any security of a type referred to in clause (d) of the definition of “Beneficial Ownership” in Section 1.1 or any lending transaction, in either case, that would have the same economic effect as a sale of any shares of NewCo Common Stock.

(b)           Notwithstanding Section 8.5(a)(i), the Purchaser at any time may tender the Shares and Additional Shares into a tender or exchange offer made by a Third Party to holders of NewCo Common Stock generally that, if successful, would result in a Change of Control of a type referred to in clause (c)(i) of the definition thereof with respect to NewCo; provided, that any Shares or Additional Shares not so tendered (or not ultimately purchased in such tender offer or exchange offer) will continue to be subject to the restrictions of this Section 8.5.

(c)           NewCo may impose stop-transfer instructions to effectuate the provisions of this Section 8.5 and, until the end of the applicable Transfer restriction period or the Transfer of the Shares or Additional Shares in accordance with this Section 8.5, may stamp each certificate evidencing any of the Shares or Additional Shares with the legend set forth in Section 7.9.

(d)           After the expiration of the Lock-Up Period, prior to Transferring any shares of NewCo Common Stock representing more than 1% Beneficial Ownership of the then-outstanding shares of NewCo Common Stock in any privately negotiated sale or sales to one or more Third Parties during any 90-day period (excluding Transfers pursuant to registered public offerings and open market sales under Rule 144 under the Securities Act), the Purchaser shall first offer in writing to Transfer such shares to NewCo (which notice will include the number of securities and proposed price), and such offer shall remain open for a period of 10 Business Days after such notice is received.  If NewCo does not accept such offer within such 10 Business Day period, the Purchaser shall be permitted to sell such shares to such Third Parties.

(e)           After the expiration of the Lock-Up Period, the Purchaser shall not Transfer any shares of NewCo Common Stock to any Person if the identity of such Person is known by the Purchaser to be a Competitor or, to the Purchaser’s knowledge, a Subsidiary or Affiliate of a Competitor (excluding Transfers pursuant to registered public offerings and open market sales under Rule 144 under the Securities Act).

(f)            Notwithstanding anything in this Agreement to the contrary, except as otherwise provided in Section 12.6, the holders of the Shares or any Additional Shares acquired directly or indirectly from the Purchaser in accordance with the terms of this Agreement will not be entitled to any of the rights, or be subject to any of the obligations, of the parties set forth in this Agreement.

8.6          Standstill Restrictions.

(a)           During the Equity Restricted Period, each of Parent and the Purchaser covenants and agrees that, unless invited in writing with the approval of a majority of the whole NewCo Board or, prior to the Closing, Company Board, it will not, and will not cause or permit any of its consolidated Subsidiaries to, directly or indirectly:

(i)                                     acquire, offer to acquire or agree to acquire, by purchase or otherwise, Beneficial Ownership of any Equity Securities (other than Additional Shares acquired in accordance with Section 8.6(d) or any shares of NewCo Common Stock or other Equity Securities issued by NewCo with respect to the Shares or Additional Shares pursuant to any stock dividend, stock split or other recapitalization or reclassification of NewCo Common Stock or pursuant to any shareholder rights or similar plan) or any other security, including any cash-settled option or other derivative security, that transfers all or any portion of the economic benefits or risks of the ownership of Equity Securities to the Purchaser or any of its controlled Affiliates;

(ii)                                  make any statement or proposal to NewCo or any of NewCo’s stockholders regarding, or make any public announcement, proposal or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to, or otherwise solicit or effect, or seek or offer or propose to effect (whether directly or indirectly, publicly or otherwise) (A) any business combination, merger, tender offer, exchange offer or similar transaction involving NewCo or any of its Subsidiaries, including any Change of Control, (B) any restructuring, recapitalization, liquidation, dissolution or similar transaction involving NewCo or any of its Subsidiaries, including any divestiture, break-up or spinoff, or (C) any acquisition of any of NewCo’s or its Subsidiary’s equity securities or rights or options to acquire interests in NewCo’s or its Subsidiary’s equity securities;

(iii)                               negotiate or act in concert with, or knowingly finance, assist or encourage, any other Person in connection with any of the actions set forth in clauses (i) and (ii) above, or otherwise form, join or participate in a group (other than a group comprised solely of Parent, the Purchaser and their respective Subsidiaries) with respect to any Equity Securities in connection with any of the actions set forth in clauses (i) and (ii) above;

(iv)                              request, call or seek to call a meeting of the stockholders of NewCo, nominate any individual for election as a director of NewCo at any meeting of stockholders of NewCo, submit any stockholder proposal (pursuant to Rule 14a-8 promulgated under the Exchange Act or otherwise) to seek representation on the NewCo Board or any other proposal to be considered by the stockholders of NewCo, or publicly recommend that any other stockholder vote in favor of, or otherwise publicly comment favorably about, or solicit votes or proxies for, any such nomination or proposal submitted by another stockholder of NewCo, or otherwise publicly seek to control or influence the NewCo Board, management or policies of NewCo;

(v)                                 deposit any shares of the voting stock of NewCo in a voting trust or similar arrangement or subject any shares of NewCo Common Stock to any voting agreement, pooling arrangement or similar arrangement (other than as contemplated in this Agreement); or

(vi)                              take any action which would reasonably be expected to require NewCo or the Purchaser or any of its Affiliates to make a public announcement regarding (including any public filing) any of the actions set forth in this Section 8.6(a).

(b)           Notwithstanding Section 8.6(a), if NewCo or the Company determines to explore a possible process for a sale transaction that would, if consummated, constitute a Change of Control, NewCo will notify Parent and the Purchaser of such process and allow Parent and the Purchaser to participate therein, on the terms and conditions thereof, and, solely for such purpose, the restrictions set forth in Section 8.6(a) will not apply.

(c)           Notwithstanding Section 8.6(a), if (i) NewCo or the Company enters into a binding definitive agreement with any third party providing for a Change of Control, (ii) any Person or group (other than the Purchaser or any of its Affiliates) acquires Beneficial Ownership of more than 35% of the outstanding NewCo Common Stock (or, prior to the Closing, Company

Common Stock), (iii) any Bona Fide Acquiror makes a public or non-public offer or proposal to NewCo (or, prior to the Closing, the Company) which, if fully subscribed, would result in such Bona Fide Acquiror acquiring Beneficial Ownership of more than 35% of the outstanding NewCo Common Stock (or, prior to the Closing, Company Common Stock), or publicly announces a proposal to effect or an intention to engage in a transaction involving a Change of Control of NewCo (or, prior to the Closing, the Company) (any such public offer, proposal or announced intention, a “Third Party Proposal”) and, following such Third Party Proposal contemplated by this clause (iii), NewCo, the Company or their Representatives provides material non-public information to any such Bona Fide Acquiror or its Representatives or engages in substantive negotiations with such Bona Fide Acquiror or its Representatives, or (iv) any Bona Fide Acquiror publicly announces a tender or exchange offer for more than 35% of the outstanding NewCo Common Stock (or, prior to the Closing, Company Common Stock) and files a tender offer statement under Section 14(d)(1) or 13(e)(1) of the Exchange Act, then the provisions of Section 8.6(a) will terminate solely to the extent necessary to facilitate a public or private offer by the Purchaser or its Affiliates to acquire directly or indirectly at least a majority of the outstanding shares of NewCo Common Stock (or, prior to the Closing, Company Common Stock) or all or substantially all of NewCo’s (or, prior to the Closing, the Company’s) assets.  Furthermore, nothing in this Agreement shall be construed to prohibit Parent or its Affiliates from submitting to the Chairman of the Board of Directors or the Chief Executive Officer of NewCo or, prior to the Closing, the Company, one or more confidential proposals or offers for a potential transaction (including a Change of Control transaction) with or relating to NewCo or the Company (as long as such confidential offer or proposal is made in a manner that would not reasonably be expected to require the Purchaser or NewCo to make a public announcement regarding such confidential offer or proposal) or from taking any action contemplated by the Asset Transfer Agreement or the Commercial Agreements; provided that, except as otherwise permitted by the first sentence of this Section 8.6(c) (in which case the limitation in this sentence shall not apply), prior to submitting any such written confidential proposal or offer during the Equity Restricted Period relating to any Change of Control transaction, Parent or its Affiliate will advise NewCo of its intention and will refrain from submitting such proposal or offer if affirmatively so requested by NewCo based on action by the NewCo Board.  The NewCo Board will have the sole and absolute discretion whether to accept any such proposal or offer.

(d)           Notwithstanding Section 8.6(a)(i), Parent, the Purchaser and their consolidated Subsidiaries will be entitled to purchase, from time to time after the Closing, in one or more transactions, in the open market or in privately negotiated transactions with holders of outstanding shares of NewCo Common Stock, additional shares of NewCo Common Stock (any such shares so acquired in accordance herewith, the “Additional Shares”); provided that, when taken together with all other shares of NewCo Common Stock Beneficially Owned by Parent, the Purchaser and their consolidated Subsidiaries at the time such transaction is consummated, such purchase will not as of the time of such purchase result in Parent, the Purchaser and their consolidated Subsidiaries being the Beneficial Owner of more than 25% of the aggregate number of shares of NewCo Common Stock outstanding, as reported in the most recent report filed by the Company or NewCo, as applicable, with the SEC containing such information as of such time.

8.7          Purchaser Voting Agreement.

(a)           Each of Parent and Purchaser agrees that it will, and will cause its controlled Affiliates to, prior to the occurrence of a Management Triggering Event, vote all of the shares of NewCo Common Stock that Parent and the Purchaser collectively Beneficially Owned in excess of 20% of the total outstanding shares of NewCo Common Stock in the same proportion as all shares of NewCo Common Stock not Beneficially Owned by Parent or the Purchaser with respect to any proposals to approve a transaction with a Third Party that would result in a Change of Control of NewCo on which Parent or the Purchaser are entitled to vote.  The Purchaser further agrees to waive any appraisal or dissenters’ rights in connection with any such transactions that would result in a Change of Control of NewCo.

(b)           For as long as Parent or the Purchaser Beneficially Own at least 5% of the aggregate number of shares of NewCo Common Stock then outstanding and prior to the occurrence of a Change of Control of NewCo or the Company or a Management Triggering Event, Parent and Purchaser shall vote in favor of all director nominees as recommended by the NewCo Board or if requested by NewCo, in the same proportion as all shares of NewCo Common Stock not Beneficially Owned by Parent and Purchaser; provided, however, that Parent and Purchaser shall be free to vote in their sole discretion with respect to the nominees designated by Parent or Purchaser pursuant to Section 8.10.

(c)           For as long as Parent or the Purchaser Beneficially Own at least 5% of the aggregate number of shares of NewCo Common Stock then outstanding and prior to the occurrence of a Change of Control of NewCo or the Company or a Management Triggering Event, Parent or the Purchaser shall use commercially reasonable efforts to be present, in person or by proxy, at all meetings of stockholders of NewCo, so that all such shares may be counted for purposes of determining the presence of a quorum at all meetings of holders of NewCo Common Stock.

8.8          Conduct of Business by the Company.  The Company agrees that, from the date of this Agreement until the Closing, neither the Company nor any of its Subsidiaries will, except as set forth in the Disclosure Schedule or as required or expressly permitted by this Agreement or any of the other Transaction Documents or to the extent that the Purchaser otherwise consents in writing, directly or indirectly:

(a)           amend or otherwise change its Organizational Documents in a manner adverse to the Purchaser;

(b)           issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, license, pledge, disposition, grant or encumbrance of, any shares of any class of share capital or other ownership interest of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares or any other ownership interest (including any phantom interest), of the Company or any of its Subsidiaries, other than (i) the issuance of shares of Company Common Stock upon the exercise or vesting of Equity Securities outstanding as of the date of this Agreement issued pursuant to the Equity Compensation Plans, and (ii) the grant of securities in the ordinary course consistent with past practice, to directors, officers and employees in an aggregate amount not to exceed 2.0% of the issued and outstanding Equity Securities (or such higher percentage as may be consented to by the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed);

(c)           take any action to adopt or implement a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization, other than any such actions taken with respect to the Subsidiaries of the Company in the ordinary course of business;

(d)           declare, set aside, make or pay any dividend or other distribution, payable in cash, securities, property or otherwise, other than dividends by wholly-owned Subsidiaries of the Company to the Company or to other wholly-owned Subsidiaries;

(e)           reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, except pursuant to buyback programs in effect on the date of this Agreement;

(f)            amend existing or enter into new Contracts relating to the distribution of Products or the coordination of distributors of Products, other than, in the case of such amendments or new Contracts, in the ordinary course of business consistent with past practice; provided, however, that such Contracts are terminable by NewCo or the Company as of the Closing; or

(g)           enter into any agreement or otherwise make a commitment to do any of the foregoing.

Nothing contained in this Agreement will give the Purchaser, directly or indirectly, rights to control or direct the Company’s or its Subsidiaries’ operations.

8.9          Indemnification.

(a)           Subject to Section 12.5, from and after the Closing, NewCo will defend, protect, indemnify and hold harmless Parent, the Purchaser and each of their Affiliates, and its and their respective directors, officers, employees, representatives and agents (the “Purchaser Indemnitees”), to the fullest extent lawful from and against any and all Actions, causes of action, suits, claims, losses (including losses from the diminution of value of any securities issued to the Purchaser pursuant to the Transaction Documents (but only to the extent such losses result from the matter which caused such inaccuracy, misrepresentation or breach referred to in clause (i) or (ii) below), costs, penalties, fees, judgments, amounts paid in settlement, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Purchaser Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Purchaser Indemnitee as a result of, or arising out of or relating to (i) any inaccuracy in or misrepresentation or breach of any representation or warranty made by the Company, NewCo or Merger Sub in this Agreement or (ii) any breach of any covenant, agreement or obligation of the Company or NewCo contained in this Agreement.  Notwithstanding the foregoing, except in the case of fraud, NewCo will have no duty to indemnify the Purchaser Indemnitees for Indemnified Liabilities pursuant to Section 8.9(a)(i) (A) unless and until the aggregate Indemnified Liabilities for which it would otherwise be liable under this Agreement exceed an amount equal to $20,000,000 (at which point the Company will be liable only for Indemnified Liabilities in excess of such amount) or (B) in the aggregate in excess of $150,000,000.

(b)           Subject to Section 12.5, from and after the Closing, Parent and the Purchaser will defend, protect, indemnify and hold harmless NewCo, the Company and each of their Affiliates, and its and their respective directors, officers, employees, representatives and agents (the “NewCo Indemnitees”), to the fullest extent lawful from and against any and all Indemnified Liabilities incurred by any NewCo Indemnitee as a result of, or arising out of or relating to (i) any inaccuracy in or misrepresentation or breach of any representation or warranty made by Parent or the Purchaser in this Agreement or (ii) any breach of any covenant, agreement or obligation of Parent or the Purchaser in this Agreement.  Notwithstanding the foregoing, except in the case of fraud, neither Parent nor the Purchaser will have any duty to indemnify the NewCo Indemnitees for Indemnified Liabilities pursuant to Section 8.9(b)(i) (A) unless and until the aggregate Indemnified Liabilities for which it would otherwise be liable under this Agreement exceed an amount equal to $20,000,000 (at which point Parent and the Purchaser will be liable only for Indemnified Liabilities in excess of such amount) or (B) in the aggregate in excess of $150,000,000.

(c)           None of Parent, the Purchaser or NewCo will be liable for any Indemnified Liabilities pursuant to this Section 8.9 that are punitive damages or consequential damages to the extent such consequential damages are not a reasonably foreseeable consequence of the breach underlying the applicable indemnifiable claim (in each case, except to the extent awarded by a court of competent jurisdiction in connection with a third-party claim).  For the avoidance of doubt, nothing in this Section 8.9(c) shall preclude the recovery of any losses from the diminution of value of any securities issued to the Purchaser hereunder, subject to the limitations set forth in this Section 8.9.

(d)           For purposes of Sections 8.9(a) and 8.9(b), any qualification in any representation or warranty as to materiality or Material Adverse Effect will be taken into account for purposes of determining whether such representation or warranty has been breached, but in the event that such representation or warranty has been determined to have been breached, such qualification will thereafter be disregarded for purposes of determining the amount of Indemnified Liabilities arising from such breach.

8.10        Board Representation.

(a)           At the Closing, the Company and NewCo shall take all actions necessary or desirable to enlarge the NewCo Board by two members and appoint two individuals to the NewCo Board who are designated by Parent in writing at least 30 days prior to the Closing Date; provided, however, that (i) such individuals must be reasonably acceptable to NewCo and qualified and suitable to serve as members of the NewCo Board under all applicable corporate governance policies and guidelines of NewCo and the NewCo Board, and all applicable legal, regulatory and stock exchange requirements, and (ii) in any event, (A) one of such individuals shall be an “independent director” (as defined in Nasdaq Listing Rule 5602(a)(2)) who is not employed by Parent or any of its Affiliates and (B) the other individual shall be an executive officer of Parent within the meaning of Rule 3b-7 of the Exchange Act (the requirements set forth in clauses (i) and (ii), the “Director Requirements”), in each case, as determined in good faith by the NewCo Board.  For the avoidance of any doubt, in the event any individual designated by Parent is deemed not to satisfy the Director Requirements, NewCo shall promptly notify Parent, and Parent shall have the opportunity to designate alternative individuals to the NewCo Board, which alternative individuals shall, subject to meeting the Director Requirements, be appointed on or prior to the later of (1) 30 days after Parent’s designation and (2) the Closing.

(b)           From the Closing until the earlier of (i) the date that is 36 months after the Closing Date, and (ii) the first date on which the Purchaser has Beneficial Ownership of at least 20% of the aggregate number of shares of NewCo Common Stock then outstanding (the “Initial Board Representation Period”), the Purchaser shall have the right to designate to the NewCo Board a number of individuals who satisfy the Director Requirements equal to the greater of (A) two or (B) 20% of the size of the NewCo Board at any time (rounded up to the next whole number).

(c)           After the expiration of the Initial Board Representation Period, for so long as the Purchaser has Beneficial Ownership of at least 10% of the aggregate number of shares of NewCo Common Stock then outstanding, the Purchaser shall have the right to designate to the NewCo Board one individual who satisfies the Director Requirements.

(d)           For so long as the Purchaser is entitled to designate any individual to the NewCo Board pursuant to this Section 8.10, NewCo shall take all action reasonably available to it to cause such individual(s) (or any replacement designated by the Purchaser) to be included in the slate of nominees recommended by the NewCo Board to NewCo’s stockholders for election as directors at each annual meeting of the stockholders of NewCo (and/or in connection with any election by written consent) and NewCo shall use the same efforts to cause the election of such nominee(s) as it uses to cause other nominees recommended by the NewCo Board to be elected, including soliciting proxies in favor of the election of such nominee(s).

(e)           In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of a director nominated or designated pursuant to this Section 8.10, or in the event of the failure of any such nominee to be elected, the Purchaser shall have the right to designate a replacement who satisfies the Director Requirements to fill such vacancy.  NewCo shall take all action reasonably available to it to cause such vacancy to be filled by the replacement so designated, and the NewCo Board shall promptly elect such designee to the NewCo Board.

8.11        D&O Indemnification and Insurance.  The directors designated by the Purchaser to the NewCo Board shall be entitled to receive from NewCo indemnification, expense reimbursement, advancement rights and agreements, as well as directors’ and officers’ liability insurance, on terms that are no less favorable than those provided to the other directors of NewCo.

8.12        Preemptive Rights.

(a)           In the event that the Purchaser Beneficially Owns at least 20% of the aggregate number of shares of NewCo Common Stock then outstanding, if NewCo engages in any transaction involving the direct or indirect sale or issuance of Covered Securities by NewCo and such sale or issuance would cause the Purchaser to Beneficially Own less than 20% of the aggregate number of outstanding shares of NewCo Common Stock immediately following such sale or issuance, the Purchaser will be afforded the opportunity to acquire from NewCo, for the same price and on the same terms as such Covered Securities are offered, up to an amount (the “Amount”) necessary to enable the Purchaser to own 20% of the aggregate number of outstanding shares of NewCo Common Stock immediately following such sale or issuance; provided, that, if the transaction at issue is an acquisition, merger or other business combination involving a Third Party by NewCo in which NewCo issues or sells Covered Securities as consideration for the transaction, such Covered Securities shall be deemed to be offered at the per share purchase price implied from the transaction terms as of the time of entry into the agreement for such transaction; provided, further, that, if such per share purchase price is not reasonably ascertainable, the per share purchase price shall be deemed to be the trading price of the NewCo Common Stock at the close of the business on the day immediately prior to the public disclosure or announcement of such transaction.

(b)           If NewCo proposes to engage in a transaction involving the direct or indirect sale or issuance of Covered Securities described in Section 8.12(a) above, NewCo will first submit written notice (the “Notice of Preemptive Rights”) to the Purchaser disclosing the terms of the proposed sale or issuance transaction (which notice will set forth all material terms, including price, number of securities or aggregate principal amount, as applicable, and the type of securities to be sold or issued).  The Notice of Preemptive Rights will include an offer to the Purchaser to purchase up to the Purchaser’s Amount of such Covered Securities on terms and conditions, including price, not less favorable to the Purchaser than those on which NewCo proposes to sell such Covered Securities to the third party or parties.  Such offer as set forth in the Notice of Preemptive Rights will remain open for a period of at least 15 Business Days after the Notice of Preemptive Rights is delivered, prior to the expiration of which period the Purchaser may accept such offer by written notice to NewCo setting forth the number of Covered Securities that the Purchaser intends to purchase.  The consummation of such purchase by the Purchaser shall be conditioned on the simultaneous or prior consummation of the sale described in the Notice of Preemptive Rights.  Nothing herein shall prohibit NewCo’s consummation of the sale set forth in the Notice of Preemptive Rights to third parties prior to the sale of Covered Securities to the Purchaser hereunder as long as NewCo has provided Purchaser the required notice hereunder and the Purchaser is simultaneously with or promptly after such consummation provided the opportunity to purchase the amount of Covered Securities that it would have been entitled to purchase if such issuance had occurred at the same time.

(c)           Any Covered Securities covered by a Notice of Preemptive Rights which are not purchased by the Purchaser pursuant to Section 8.12(b) may be sold by NewCo to a third party or parties at any time within 180 days following the expiration of the 15 Business Day period specified in Section 8.12(b); provided that each of the price and the other terms and conditions of such sale are not more favorable to such third parties than as set forth in the Notice of Preemptive Rights.  For the avoidance of doubt, any sale or issuance of Covered Securities other than in compliance with this Section 8.12(c) will require delivery of a new Notice of Preemptive Rights.

8.13                        Anti-Takeover Measures.

(a)                                 Each of the Company and NewCo will take all actions reasonably available to it to ensure that the Purchaser or its Affiliates, any of the Transaction Documents or any of the transactions contemplated by the Transaction Documents are not subject to any of the requirements imposed by Section 203 of the DGCL or under any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover law, and NewCo and the Company will take all necessary steps within their control to exempt (and ensure the continued exemption of) the Transaction Documents and the transactions contemplated by the Transaction Documents from such Laws, as now or hereafter in effect and will not take any action that will cause such requirements to become applicable to Parent, the Purchaser or their Subsidiaries.

(b)                                 If the Company or NewCo after the date of this Agreement (including after termination of the Equity Restricted Period) adopts any “poison pill” or similar shareholder rights plan or agreement or any anti-takeover provision in any Organizational Document of NewCo, the Company or its Subsidiaries, the terms of such plan, agreement or provision will expressly permit the acquisition and ownership by the Purchaser and its Affiliates of the Shares and Additional Shares in accordance with, and subject to the terms and conditions of, this Agreement, and the acquisition and ownership by the Purchaser and its Affiliates of any additional Equity Securities to the extent not prohibited by this Agreement and so long as the Purchaser and its Affiliates Beneficially Own not more than 26% of the aggregate number of shares of NewCo Common Stock outstanding, as reported in the then-most recent report filed by NewCo with the SEC containing such information as of such time.

8.14                        Integration.

(a)                                 It is understood that Parent and Purchaser’s investment in NewCo, Parent’s transfer of the KO Energy Assets to NewCo, and NewCo’s access to Parent’s extensive worldwide network of distributors and/or bottlers is intended to create a global commercial relationship to expand NewCo’s distribution of Energy Beverages.  In consideration of the foregoing, and in consideration of the continuing distribution relationship between the parties and Parent’s and the Purchaser’s right to receive fees under the Coordination Agreements, from the Closing Date through the earlier of (i) the end of the five-year period (in the case of Restricted Territories other than Europe) or the three-year period (in the case of Restricted Territories in Europe) beginning on the Closing Date and (ii) the effective date of termination of both Amended Coordination Agreements (the earlier of (i) or (ii), the “Restricted Period”), Parent and the Purchaser shall not, and shall cause their consolidated Subsidiaries not to, directly or indirectly engage in, or knowingly assist or finance (for the specific purpose of the restricted activity) any third party in engaging in, the business of manufacturing, marketing, selling or distributing any Energy Beverages in the Restricted Territories (“Energy Competitive Business”); provided, that, nothing in this Section 8.14(a) shall preclude or prohibit Parent, Purchaser or their consolidated Subsidiaries from (A) consummating the transactions contemplated by any of the Transaction Documents, (B) performing their respective obligations or exercising their respective rights under any of the Transaction Documents, (C) owning equity interests in any non-consolidated entity that may be engaged in any Energy Competitive Business; provided, that none of Parent, the Purchaser or any of their consolidated Subsidiaries knowingly causes or approves in writing (to extent such a contractual approval right exists) such non-consolidated entity to engage in the Energy Competitive Business or directly or indirectly knowingly assists or finances (for the specific purpose of the restricted activity) such non-

consolidated entity in connection therewith, or (D) acquiring (whether by means of acquisition, asset purchase, merger, consolidation, similar business combination or otherwise) any business that engages in an Energy Competitive Business, if the Energy Competitive Business represents less than 50% of the acquired business’s total assets (measured based on the most recent financial statements available for the acquired business prior to the execution of definitive agreements for such acquisition) so long as a definitive agreement for the sale, transfer or other disposition of the portion of such business that engages in the Energy Competitive Business to a Third Party is entered into within 12 months (or sooner, to the extent practicable without adversely affecting the value received in such sale) following, the consummation of the acquisition of such business and consummation of any such sale, transfer or other disposition occurs within 18 months following the acquisition of such business (or, if not consummated within such period, as soon as practicable thereafter).  For the avoidance of doubt, the restrictions in this Section 8.14(a) shall not apply to any non-consolidated entities in which Parent or its Subsidiaries or Affiliates may hold an interest; provided, that none of Parent, the Purchaser or any of their consolidated Subsidiaries knowingly causes or approves in writing (to the extent such a contractual approval right exists) such non-consolidated entity to engage in the Energy Competitive Business or directly or indirectly knowingly assists or finances (for the specific purpose of the restricted activity) such non-consolidated entity in connection therewith.

(b)                                 From the Closing Date through the end of the Restricted Period, NewCo shall not, and shall cause its consolidated Subsidiaries not to directly or indirectly engage in, or knowingly assist or finance (for the specific purpose of the restricted activity) any third party in engaging in, the business of manufacturing, marketing, selling or distributing any Non-Energy Beverages in any Restricted Territory and any other territory where Parent and its consolidated Subsidiaries are not engaged, directly or indirectly, in the Energy Competitive Business (“Non-Energy Competitive Business”); provided, that, nothing in this Section 8.14(b) shall preclude or prohibit NewCo or its consolidated Subsidiaries from (A) consummating the transactions contemplated by any of the Transaction Documents, (B) performing their respective obligations or exercising their respective rights under any of the Transaction Documents, (C) owning equity interests in any non-consolidated entity that may be engaged in any Non-Energy Competitive Business; provided, that none of NewCo or any of its consolidated Subsidiaries knowingly causes or approves in writing (to extent such a contractual approval right exists) such non-consolidated entity to engage in the Non-Energy Competitive Business or knowingly assists or finances (for the specific purpose of the restricted activity) such non-consolidated entity in connection therewith, or (D) acquiring (whether by means of acquisition, asset purchase, merger, consolidation, similar business combination or otherwise) any business that engages in an Non-Energy Competitive Business, if the Non-Energy Competitive Business represents less than 50% of the acquired business’s total assets (measured based on the most recent financial statements available for the acquired business prior to the execution of definitive agreements for such acquisition), so long as a definitive agreement for the sale, transfer or other disposition of the portion of such business that engages in the Non-Energy Competitive Business to a Third Party within 12 months (or sooner, to the extent practicable without adversely affecting the value received in such sale) following the consummation of the acquisition of such business and consummation of any such sale, transfer or other disposition occurs within 18 months following the acquisition of such business (or, if not consummated within such period, as soon as practicable thereafter); provided, that none of NewCo or any of its consolidated Subsidiaries directly or indirectly causes or approves in writing (to extent such a contractual approval right exists) such non-consolidated entity to engage in the Non-Energy Competitive Business or knowingly assists or finances (for the specific purpose of the restricted activity) such non-consolidated entity in connection therewith.

(c)                                  For purposes of this Section 8.14, the term “knowingly” refers to, (i) with respect to Parent, the knowledge of any member of senior management of Parent; and (ii) with respect to the Company or NewCo, the knowledge of any member of senior management of the Company or NewCo.

(d)                                 For the avoidance of doubt, nothing in this Section 8.14 shall limit or modify Parent’s or NewCo’s obligations under Section 9 and Exhibit G of the Amended U.S./Canada Coordination Agreement and Section 8 and Exhibit H of the Amended International Coordination Agreement.

(e)                                  Parent, the Purchaser, NewCo and the Company acknowledge that the restrictions contained in this Section 8.14 are reasonable and necessary to protect the legitimate interests of the parties, constitute a material inducement to the parties to enter into this Agreement, the Asset Transfer Agreement and the other agreements contemplated hereby and thereby, are an essential element of the transactions contemplated hereby and thereby, and that any breach will result in irreparable injury to the other party.  Each party agrees that neither it nor any of its controlled Affiliates will challenge the enforceability of, or the reasonableness of the time, scope or geographic coverage of, any provision of this Section 8.14 in any Action.  In the event that any covenant contained in this Section 8.14 is ever adjudicated to exceed the time, geographic, scope or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, scope or other limitations permitted by applicable Law.  The covenants contained in this Section 8.14 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

8.15                        Certain Efforts.

(a)                                 Parent, the Purchaser and the Company agree to treat, for all U.S. federal income tax purposes the Merger, the acquisition and issuance of the Shares and the Asset Transfers as an “exchange” within the meaning of Section 351 of the Code.  None of Parent, the Purchaser, the Company or the Company’s Subsidiaries shall take any action reasonably likely to cause the exchanges not to so qualify, including taking any position inconsistent with the treatment set forth in this Section 8.15(a) on any Tax Return, in connection with any audit or other Tax proceeding or otherwise, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or foreign Law).

(b)                                 Parent, the Purchaser and the Company shall each use its reasonable best efforts to obtain the opinions referred to in Section 10.2(g) and Section 10.3(e), including by executing letters of representation that are customary for the transactions contemplated by this Agreement and that are in form and substance acceptable to Skadden, Arps, Slate, Meagher & Flom LLP and Jones Day, respectively.

8.16                        Additional Cooperation.

(a)                                 NewCo, the Company, Parent and the Purchaser agree that, from the date of this Agreement until the Closing, no such party nor any of its Subsidiaries will, directly or indirectly, knowingly take any actions or omit to take any actions that would or would reasonably be expected to (i) result in any of the conditions set forth in Section 10 not being satisfied, (ii) result in new or additional required approvals from any Governmental Authority that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents or (iii) materially impair, interfere with, hinder or delay the ability of the Company, NewCo, Merger Sub, Parent or the Purchaser to consummate the transactions contemplated by the Transaction Documents.

(b)                                 Without limiting Section 7.4 of the Asset Transfer Agreement, Parent and the Purchaser will cooperate with NewCo with respect to providing such information and access to Parent’s and the Purchaser’s and their Subsidiaries’ employees and the employees of their independent accountants as is reasonably necessary for NewCo to comply on a timely basis with its disclosure and reporting obligations under the Exchange Act and the Securities Act including any such obligations arising out of a registration (or other offering) of any securities of NewCo, including any registration of NewCo Common Stock in connection with the consummation of the Merger.  Such cooperation will include using reasonable efforts to provide NewCo with such audited financial statements and interim financial statements (reviewed by Parent’s and the Purchaser’s independent accountants in accordance with SAS 100) for the business transferred in connection with the KO Asset Transfer (in each case, prepared on a historical basis taking into account required adjustments and other requirements of Regulation S-X under the Exchange Act) as may be required to be presented under the Exchange Act or the Securities Act, using reasonable efforts to cause Parent’s and the Purchaser’s independent accountants to provide any required consents for the inclusion of such financial statements in any registration statement, making appropriate officers of Parent and the Purchaser and their respective Subsidiaries available for any reasonable and customary due diligence efforts with respect to any registration (or other offering) of NewCo securities and using reasonable efforts to cause Parent’s and the Purchaser’s independent accountants to participate in any reasonable and customary due diligence activities (including providing a customary “comfort letter,” if appropriate) with respect to any registration (or other offering) of NewCo securities.  Subject to the following sentence, NewCo (i) agrees to indemnify and hold harmless, to the extent permitted by law, Parent, the Purchaser, its Affiliates and each of its and their respective directors, officers, partners, members, agents, counsels, accountants, advisers, representatives and directors from and against any and all losses, claims, damages, liabilities and expenses whatsoever (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) caused by, arising out of or relating to any action or inaction by Parent or the Purchaser in connection with its performance of its obligations under this Section 8.16(b) (other than in respect of the use in the Form S-4 of information provided pursuant to Section 7.4 of the Asset Transfer Agreement) and (ii) will pay all fees, costs and expenses incurred by Parent or the Purchaser or their directors, officers, partners, members, agents, counsels, accountants, advisers, representatives or directors relating to their performance of this Section 8.16(b) (other than in respect of the information provided pursuant to Section 7.4 of the Asset Transfer Agreement).  No filing of, or amendment or supplement to, the Form S-4 for the registration of NewCo Common Stock issued in the Merger (the “Form S-4”), or response to any comments of the SEC with respect thereto, shall be made by the Company or NewCo, without first providing Parent and its counsel a reasonable opportunity to review, comment thereon, and, to the extent relating to (x) Parent or its Affiliates or Parent Distributors or (y) the Transaction Documents or the transactions contemplated thereby, approve such filing, amendment or response (which approval shall not be unreasonably withheld, delayed or conditioned).  Notwithstanding the foregoing, in the event that any cooperation is requested pursuant to this Section 8.16(b) with respect to a registration or other offering of securities of NewCo requested by Parent or the Purchaser or in which Parent or the Purchaser participates pursuant to Section 9, (i) in no event will NewCo be obligated to indemnify any Person or pay any amounts pursuant to the preceding sentence to the extent the Purchaser is obligated to provide indemnity with respect to, or pay, such matters or amounts pursuant to Section 9 and (ii) in the event that the Purchaser or Parent fail to provide any information, access or consent contemplated hereby that is required for the applicable Registration Statement, NewCo’s failure to file such Registration Statement as a result thereof will not be a breach of Section 9.

8.17                        Beverage Base Supply Agreement; Production.  Parent, the Purchaser and the Company shall use commercially reasonable efforts to negotiate in good faith and enter into, at the Closing, a Beverage Base Supply Agreement on terms consistent with Exhibit I and otherwise in form and substance satisfactory to Parent and the Company, acting reasonably (the “Beverage Base Supply Agreement”).  The Company further agrees to consider in good faith and discuss with Parent potential arrangements under which Parent would produce certain components used in preparing base and/or facilitating mixing process to produce final base in unit form for the Company’s products outside of the United States after the Closing.

8.18                        Parent Guaranty.  Parent unconditionally and irrevocably guarantees to the Company and NewCo the full and prompt payment and performance of the obligations of the Purchaser in accordance with the terms of the Agreement, including any amendment or waiver of any term in the Agreement, so long as such amendment or waiver shall have been agreed to in writing by Parent.

8.19                        Certain Senior Executive Officers.  From and after the Closing and for so long as Parent and the Purchaser collectively Beneficially Own at least 5% of the then-outstanding NewCo Common Stock, in the event that NewCo reasonably anticipates that either of the then Chairman/Chief Executive Officer and President/Chief Operating Officer of NewCo will cease for any reason to serve in any senior executive capacity with NewCo, NewCo shall use reasonable efforts to consult in good faith with Parent concerning proposed succession planning in respect of such executive.

SECTION 9.

REGISTRATION RIGHTS

9.1                               Demand Registration.  At any time following the expiration of the Lock-Up Period, the Purchaser may request in writing (“Request”) (which Request will specify the Registrable Securities intended to be disposed and the intended method of distribution thereof) that NewCo register under the Securities Act all or part of the Registrable Securities that are Beneficially Owned by the Purchaser (a) on a Registration Statement on Form S-3 or other available form (a “Demand Registration”) or (b) on a shelf Registration Statement covering any Registrable Securities (or otherwise designating an existing shelf Registration Statement with the SEC to cover the Registrable Securities) (“Shelf Registration”).  Each Request pursuant to this Section 9.1 will be in writing and will specify the number of Registrable Securities requested to be registered.

9.2                               Restrictions on Demand and Shelf Registrations.  Notwithstanding anything to the contrary in this Agreement:

(a)                                 the Purchaser may not make more than three total Requests for Demand Registration and Shelf Registration;

(b)                                 NewCo will not be obligated to effect a Demand Registration within 180 days after the effective date of a previous Demand Registration or to effect more than three underwritten offerings of the Registrable Securities;

(c)                                  NewCo will not be obligated to effect a Demand Registration or a Shelf Registration unless the Request is for a number of Registrable Securities with a market value that is equal to the lesser of all Registrable Securities remaining outstanding and $50 million as of the date of such Request;

(d)                                 NewCo will not be obligated to effect a Demand Registration at any time when a Registration Statement with respect to a Shelf Registration covering all Registrable Securities held by the Purchaser remains effective; provided, that, this Section 9.2(d) shall not limit the Purchaser’s ability to effect an underwritten shelf take-down of any of their Registrable Securities registered on a shelf; and

(e)                                  NewCo may on up to two occasions postpone for up to 120 days the filing or the effectiveness of a Registration Statement if (i) the NewCo Board determines in good faith that such Demand Registration or Shelf Registration, as the case may be, would reasonably be expected to have a material adverse effect on any acquisition of assets (other than in the ordinary course of business), merger, consolidation, tender offer or any other material business transaction by NewCo or any of its Subsidiaries or (ii) prior to receiving the Request, NewCo had determined to effect a registered underwritten offering of its securities for its account and NewCo had taken substantial steps (including selecting a managing underwriter for such offering) and is proceeding with reasonable diligence to effect such offering; provided that in the foregoing clause (ii), the Purchaser was provided any requested opportunity to piggyback on such underwritten offering to the extent that the Purchaser had piggyback rights with respect thereto hereunder; provided, further, that, in either clause (i) or (ii), the Purchaser will be entitled to withdraw such Request and, if such Request is withdrawn, such Request will not count as one of the permitted Requests.

9.3                               Selection of Underwriters; Underwritten Offering.  If the Purchaser so elects in writing delivered to NewCo, NewCo will use its reasonable best efforts to cause a Demand Registration or a Shelf Registration to be in the form of an underwritten offering.  With respect to any Demand Registration or any Shelf Registration, NewCo will have the right to select the managing underwriter and managers to administer the offering, subject to such managing underwriter being a nationally recognized investment bank reasonably acceptable to the Purchaser.  The Purchaser may not participate in any Demand Registration or Shelf Registration hereunder which is underwritten unless the Purchaser (a) agrees to sell the Registrable Securities held by the Purchaser on the basis provided in any underwriting agreement with the underwriters and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, lock-up agreements and other documents reasonably required under the terms of such underwriting arrangements.

9.4                               Piggyback Registrations.

(a)                                 After the expiration of the Lock-Up Period, if NewCo determines to register any of its securities either for its own account or the account of a security holder or holders, other than a registration pursuant to Section 9.1, a registration relating solely to employee or director benefit plans or employee dividend reinvestment plans, a registration relating to the offer and sale of debt securities or preferred stock, a registration relating solely to a corporate reorganization (including by way of merger of NewCo or any of its Subsidiaries with any other business) or acquisition of, or combination with, another business or a registration on any registration form that does not permit secondary sales (a “Piggyback Registration”), NewCo will (i) promptly give written notice of the proposed Piggyback Registration to the Purchaser and (ii) subject to Sections 9.4(b) and 9.4(c), include in such Piggyback Registration and in any underwriting involved therein all of such Registrable Securities as are specified in a written request or requests made by the Purchaser received by NewCo within ten Business Days after such written notice from NewCo is given to the Purchaser or such shorter period of time as agreed by the Purchaser.

(b)                                 If a Piggyback Registration is an underwritten primary registration on behalf of NewCo, and the managing underwriters advise NewCo in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to NewCo, NewCo will include in such registration (i) first, the securities NewCo proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration by the Purchaser and such other securities requested to be included in such registration by holders that are contractually entitled to include such securities therein pursuant to any written agreement entered into by NewCo or any predecessor prior to the date of this Agreement (the “Other Registrable Securities”) pro rata, on the basis of the aggregate number of shares of NewCo Common Stock held by the Purchaser, on the one hand, and each such holder of the Other Registrable Securities, on the other hand, and (iii) third, any other securities requested to be included in such registration. If a Piggyback Registration is an underwritten secondary registration on behalf of any holder of Other Registrable Securities, and the managing underwriters advise NewCo in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the holders of Other Registrable Securities, NewCo will include in such registration (A) first, the Other Registrable Securities requested to be included in such registration by the holders thereof, (B) second, the Registrable Securities requested to be included in such registration by the Purchaser, and (C) third, any other securities requested to be included in such registration.

(c)                                  NewCo and any holder of Other Registrable Securities initiating any registration will have the right to, in its sole discretion, defer, terminate or withdraw any registration initiated by it under this Section 9.4 whether or not the Purchaser has elected to include any Registrable Securities in such registration. Notwithstanding anything contained herein, in the event that the SEC or applicable federal securities laws and regulations prohibit NewCo from including all of the Registrable Securities requested by the Purchaser to be registered in a registration statement pursuant to this Section 9.4, then NewCo will be obligated to include in such registration statement only such limited portion of the Registrable Securities as is permitted by the SEC or such federal securities laws and regulations.

(d)                                 With respect to any Piggyback Registration, NewCo will have the right to select the managing underwriter and managers to administer the offering. The Purchaser may not participate in any Piggyback Registration hereunder which is underwritten unless the Purchaser (i) agrees to sell the Registrable Securities held by the Purchaser on the basis provided in any underwriting agreement with the underwriters and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, lock-up agreements and other documents reasonably required under the terms of such underwriting arrangements.

9.5                               Withdrawals.  The Purchaser may withdraw all or any part of the Registrable Securities from a Registration Statement at any time prior to the effective date of such Registration Statement.  If such withdrawal is made primarily as a result of the failure of NewCo to comply with any provision of this Agreement, then such Request will not count as one of the permitted Requests and NewCo will be responsible for the payment of all Registration Expenses in connection with such registration.  In the case of any other withdrawal, the Purchaser may elect either to pay for the Registration Expenses associated with the withdrawn registration or to forfeit one request.

9.6                               Registration Procedures.  Whenever the Purchaser has made a Request in accordance with Section 9.1 that any Registrable Securities be registered pursuant to this Agreement, NewCo will:

(a)                                 not later than the 30th Business Day after the receipt by NewCo of such a Request, prepare and file with the SEC a Required Registration Statement or Required Shelf Registration Statement, as the case may be, providing for the registration under the Securities Act of the Registrable Securities which NewCo has been so requested to register in accordance with the intended methods of distribution thereof specified in such Request or Requests, and will use reasonable best efforts to have such Required Registration Statement or Required Shelf Registration Statement, as the case may be, declared effective by the SEC as soon as reasonably practicable thereafter and to keep such Required Registration Statement or Required Shelf Registration Statement, as the case may be, continuously effective (i) in the case of a Demand Registration, for a period of at least 180 calendar days (or, in the case of an underwritten offering, such period as the underwriters will reasonably require) following the date on which such Required Registration Statement is declared effective (or such shorter period which will terminate when all of the Registrable Securities covered by such Required Registration Statement have been sold pursuant thereto) or (ii) in the case of a Shelf Registration, until the earlier to occur of (A) the third anniversary of the effectiveness of such Required Shelf Registration Statement and (B) such time as all Registrable Securities covered by such Required Shelf Registration Statement have been sold pursuant thereto, including, in the case of either clause (i) or (ii), if necessary, by filing with the SEC a post-effective amendment or a supplement to the Required Registration Statement or Required Shelf Registration Statement or the related prospectus or any document incorporated therein by reference or by filing any other required document or otherwise supplementing or amending the Required Registration Statement or Required Shelf Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by NewCo for such Required Registration Statement or Required Shelf Registration Statement or by the Securities Act, the Exchange Act, any state securities or blue sky laws, or any rules and regulations thereunder;

(b)                                 prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement for the period set forth in clause (a) above;

(c)                                  furnish to the Purchaser such number of copies of such Registration Statement, each amendment and supplement thereto, the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents as the Purchaser may reasonably request in order to facilitate the disposition of the Registrable Securities owned by the Purchaser;

(d)                                 use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the Purchaser reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable the Purchaser to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Purchaser; provided that NewCo will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or (ii) consent to general service of process in any such jurisdiction;

(e)                                  in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriters of such offering and take such other actions as are prudent and reasonably required in order to expedite or facilitate the disposition of such Registrable Securities, including causing its officers to participate in “road shows” and other information meetings organized by the managing underwriters;

(f)                                   notify the Purchaser, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and in such case, NewCo will promptly prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(g)                                  use its reasonable best efforts to cause all such Registrable Securities which are registered to be listed on each securities exchange on which similar securities issued by NewCo are then listed;

(h)                                 enter into such customary agreements and take all such other actions as the Purchaser or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

(i)                                     make available for inspection by the Purchaser, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by the Purchaser or any underwriter, all financial and other records, pertinent corporate documents and properties of NewCo, and cause NewCo’s officers, directors, employees and independent accountants to supply all information reasonably requested by the Purchaser or any underwriter, attorney, accountant or agent in connection with such Registration Statement, in each case to the extent necessary to conduct a reasonable due diligence investigation that is customary for a participant in a securities offering;

(j)                                    if such sale is pursuant to an underwritten offering, use reasonable best efforts to obtain “comfort” letters dated the pricing date of the offering of the Registrable Securities and the date of the closing under the underwriting agreement from NewCo’s independent public accountants in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing underwriter reasonably requests;

(k)                                 use reasonable best efforts to furnish, at the request of the Purchaser on the date such securities are delivered to the underwriters for sale pursuant to such registration or are otherwise sold pursuant thereto, an opinion, dated such date, of counsel representing NewCo for the purposes of such registration, addressed to the underwriters, if any, covering such legal matters with respect to the registration in respect of which such opinion is being given as the underwriters, if any, and the seller may reasonably request and are customarily included in such opinions;

(l)                                     use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement registering such Registrable Securities;

(m)                             otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable but no later than 15 months after the effective date of the Registration Statement, an earnings statement covering the period of at least 12 months beginning with the first day of NewCo’s first full calendar quarter after the effective date of the Registration Statement, which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(n)                                 cooperate with the Purchaser and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with Financial Industry Regulatory Authority;

(o)                                 promptly notify in writing the Purchaser and the underwriter, if any, of the following events:

(i)                                    the effectiveness of any such Registration Statement;

(ii)                                any request by the SEC for amendments or supplements to the Registration Statement or the prospectus or for additional information and when same has been filed and become effective;

(iii)                             the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings by any person for that purpose; and

(iv)                             the receipt by NewCo of any notification with respect to the suspension of the qualification of the Registrable Securities for the sale under the securities or blue sky laws of any jurisdiction or the initiation or threat of any proceeding for such purpose;

(p)                                 if requested by any underwriter, agree, and cause NewCo and any directors or officers of NewCo to agree, to be bound by customary lock-up agreements restricting the ability to dispose of Company securities; and

(q)                                 use reasonable best efforts to take all other steps reasonably necessary to effect the registration of the Registrable Securities contemplated hereby.

If any such registration or comparable statement refers to the Purchaser by name or otherwise as the holder of any securities of NewCo and if in its sole and exclusive judgment, the Purchaser is or might be deemed to be a controlling person of NewCo, the Purchaser will have the right to require (A) the insertion therein of language, in form and substance satisfactory to the Purchaser and presented to NewCo in writing, to the effect that the holding by the Purchaser of such securities is not to be construed as a recommendation by the Purchaser of the investment quality of NewCo’s securities covered thereby and that such holding does not imply that the Purchaser will assist in meeting any future financial requirements of NewCo or (B) in the event that such reference to the Purchaser by name or otherwise is not required by the Securities Act or any similar federal statute then in force, the deletion of the reference to the Purchaser; provided that, with respect to this clause (B), the Purchaser must furnish to NewCo an opinion of counsel to such effect, which opinion and counsel will be reasonably satisfactory to NewCo.  In connection with any Registration Statement in which the Purchaser is participating, the Purchaser will furnish to NewCo in writing such information and affidavits as NewCo reasonably requests specifically for use in connection with any such Registration Statement or prospectus.

9.7                               Removal of Legends.  In the case of a transaction pursuant to clause (a) of the following sentence, the Purchaser hereby covenants and agrees with NewCo not to make any sale of any Registrable Securities under any Registration Statement without complying with the provisions of this Agreement and without causing the prospectus delivery requirements under the Securities Act to be satisfied.  The legend set forth in Section 7.9 will be removed and NewCo will issue a certificate without such legend if (a) such Registrable Securities are registered for resale under the Securities Act and are sold pursuant to such registration or (b) the Purchaser provides NewCo with reasonable assurance that such Registrable Securities can be sold, assigned or transferred pursuant to Rule 144.  Following the effective date of the occurrence of the events referred to in the preceding sentence, NewCo will as soon as reasonably practicable following the delivery by the Purchaser to NewCo or NewCo’s transfer agent of a legended certificate representing such Registrable Securities, deliver or cause to be delivered to the Purchaser a certificate representing such Registrable Securities that is free from all restrictive and other legends.

9.8                               Suspension.  The Purchaser acknowledges that there may be times when NewCo must suspend the use of the prospectus forming a part of any Registration Statement (a “Suspension”) until such time as an amendment to the Registration Statement has been filed by NewCo and declared effective by the SEC, or until such time as NewCo has filed an appropriate report with the SEC pursuant to the Exchange Act (including as a result of the circumstances described in Section 9.2(e)(i)).  The Purchaser hereby covenants and agrees that it will not sell any Registrable Securities pursuant to such prospectus during the period commencing at the time at which NewCo gives the Purchaser written notice of a Suspension of the use of such prospectus and ending at the time NewCo gives the Purchaser written notice that the Purchaser may thereafter effect sales pursuant to such prospectus (the “Suspension End Date”).  Following the Suspension End Date, NewCo will promptly notify the Purchaser in writing that the use of the prospectus may be resumed and will provide the Purchaser with a copy of any amendment to the Registration Statement or supplement to the prospectus.

9.9                               Registration Expenses.  Except as set forth in Section 9.5, all expenses incident to NewCo’s performance of or compliance with this Section 9, including all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, NewCo’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance, the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by NewCo are then listed and fees and disbursements of counsel for NewCo and all independent certified public accountants retained by NewCo (all such expenses being herein called “Registration Expenses”), will be borne by NewCo.  The Purchaser will pay all fees, costs and expenses of its counsel, accountants, advisers or representatives and all expenses of any broker’s commission or underwriter’s discount or commission relating to the registration and sale of Registrable Securities pursuant to this Agreement.

9.10                        Rule 144 Reporting.  With a view to making available to the Purchaser the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, NewCo agrees to use its reasonable best efforts to:

(a)                                 make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by NewCo for an offering of its securities to the general public;

(b)                                 file with the SEC, in a timely manner, all reports and other documents required of NewCo under the Exchange Act; and

(c)                                  so long as the Purchaser owns any Registrable Securities, furnish to the Purchaser promptly upon request (i) a written statement by NewCo as to its compliance with the reporting requirements of Rule 144 of the Securities Act and of the Exchange Act, (ii) a copy of the most recent annual or quarterly report of NewCo filed with the SEC, and (iii) such other reports and documents as the Purchaser may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

9.11                        Company Indemnification.  NewCo agrees to indemnify and hold harmless, to the extent permitted by law, the Purchaser, its Affiliates and each of its and their respective directors, officers, partners, members and agents and directors and each Person, if any, who controls the Purchaser (within the meaning of the Securities Act or the Exchange Act) from and against (a) any and all losses, claims, damages, liabilities and expenses whatsoever (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) caused by, arising out of or relating to any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto covering the resale of any Registrable Securities by or on behalf of the Purchaser or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein and (b) any and all losses, claims, damages, liabilities and expenses whatsoever (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any Governmental Authority, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of NewCo (which will not be unreasonably withheld), in each case, except insofar as the same are caused by or based upon any information furnished in writing to NewCo by the Purchaser expressly for use therein.  In connection with an underwritten offering, NewCo will indemnify any underwriters of the Registrable Securities, their directors and officers and each Person who controls such underwriters (within the meaning of the Securities Act or the Exchange Act) to the same extent as provided above with respect to the indemnification of the Purchaser.

9.12                        Purchaser Indemnification.  The Purchaser agrees to indemnify and hold harmless, to the extent permitted by law, NewCo, its Affiliates and each of its and their respective directors, officers, partners, members and agents and each Person, if any, who controls NewCo (within the meaning of the Securities Act or the Exchange Act) from and against any and all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) caused by, arising out of or relating to any untrue or alleged untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto covering the resale of any Registrable Securities by or on behalf of the Purchaser or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by the Purchaser expressly stated to be used in connection with such Registration Statement.

9.13                        Resolution of Claims.  Any Person entitled to indemnification pursuant to this Section 9 will give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided that the failure so to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to the indemnified party hereunder except to the extent that the indemnifying party is materially prejudiced or otherwise forfeits substantive rights or defenses by reason of such failure.  If notice of commencement of any such action is given to the indemnifying party as above provided, the indemnifying party will be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such indemnified party.  The indemnified party will have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel will be paid by the indemnified party unless (a) the indemnifying party agrees to pay the same, (b) the indemnifying party fails to assume the defense of such action with counsel reasonably satisfactory to the indemnified party or (c) the named parties to any such action (including any impleaded parties) include both the indemnifying party and the indemnified party and such parties have been advised by such counsel that either (i) representation of such indemnified party and the indemnifying party by the same counsel would be inappropriate under applicable standards of professional conduct or (ii) it is reasonably foreseeable that there will be one or more material legal defenses available to the indemnified party which are different from or additional to those available to the indemnifying party.  In any of such cases, the indemnified party will have the right to participate in the defense of such action with its own counsel, the reasonable fees and expenses of which will be paid by the indemnifying party, it being understood, however, that the indemnifying party will not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all indemnified parties. No indemnifying party will be liable for any settlement entered into without its written consent.  No indemnifying party will, without the consent of such indemnified party, effect any settlement of any pending or threatened proceeding in respect of which such indemnified party is a party and indemnity has been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability for claims that are the subject matter of such proceeding.

9.14                        Contribution.  If the indemnification provided for in Section 9.11 or 9.12 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, will to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party will be determined by a court of law by reference to, among other things, if it relates to an untrue or alleged untrue statement of a material fact or the omission to state a material fact in a Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereof covering the resale of any Registrable Securities by or on behalf of the holder of Registrable Securities, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The amount paid or payable by a party as a result of any loss, claim, damage or liability referred to above will be deemed to include, subject to the limitations set forth in this Section 9.14, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding.  The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 9.14 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 9.14.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

SECTION 10.

CLOSING CONDITIONS

10.1                        Mutual Conditions.  The respective obligations of Parent, the Purchaser, the Company, NewCo and Merger Sub to complete the transactions contemplated by this Agreement are subject to the satisfaction of, or compliance with, on or before the Closing Date, each of the following conditions (any of which may be waived by the applicable party, in whole or in part):

(a)                                 The Required Antitrust Approvals (other than the Non-Material Antitrust Approvals (as defined in the Asset Transfer Agreement)) shall have been obtained, waived or made, as applicable, and the waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated; provided, however, that a party shall not have the right to assert that the foregoing condition set forth in this Section 10.1(a) has not been satisfied if the failure to satisfy such condition results primarily from such party’s failure to perform or comply with its obligations under Section 8.3;

(b)                                 There shall not be in effect any Law or any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority that would prohibit or make illegal the consummation of the transactions contemplated by this Agreement or cause the transactions contemplated by this Agreement to be rescinded following consummation; and

(c)                                  The Registration Statement on Form S-4 for the registration of NewCo Common Stock issued in the Merger shall have become effective.

10.2                        Conditions to the Obligation of Parent and the Purchaser.  The obligations of Parent and the Purchaser to complete the transactions contemplated by this Agreement are subject to the satisfaction of, or compliance with, on or before the Closing Date, each of the following conditions (any of which may be waived by Parent or the Purchaser, as applicable, in whole or in part):

(a)                                 The representations and warranties of the Company, NewCo and Merger Sub in Section 6 shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers contained therein) as of the date of this Agreement and as of the Closing (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall have been so true and correct as of such date), except where the failure to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect; provided, however, that the representations and warranties of the Company, NewCo and Merger Sub contained in Section 6.6(a)-(b) shall be true and correct in all but de minimis respects;

(b)                                 All of the covenants and agreements the Company or NewCo is required to perform or comply with under this Agreement on or before the Closing Date shall have been duly performed and complied with in all material respects;

(c)                                  Each of the Commercial Agreements (other than the New Company Distribution Agreements and the Acquired KO Brand Distribution Agreements) shall have been duly executed by NewCo, the Company or their Subsidiaries, as applicable, and shall be in full force and effect as of the Closing Date;

(d)                                 Since the date of this Agreement, no Material Adverse Effect shall have occurred;

(e)                                  The Nasdaq Global Select Market shall have approved the listing of the Shares;

(f)                                   All of the conditions to Parent’s obligations under Sections 8.1 and 8.2 (other than Section 8.2(e)) of the Asset Transfer Agreement shall have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), and the consummation of the transactions contemplated by the Asset Transfer Agreement shall occur concurrently with the Closing; provided, however, that neither Parent nor the Purchaser shall have the right to assert that the foregoing condition set forth in this Section 10.2(f) has not been satisfied if the failure to satisfy such condition results primarily from the Purchaser’s or Parent’s failure to perform or comply with its obligations under the Asset Transfer Agreement; and

(g)                                  The Purchaser shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, to the effect that for U.S. federal income tax purposes the exchanges that occur pursuant to the Merger, the acquisition and issuance of the Shares and the KO Asset Transfer, taken together, shall constitute exchanges described in Section 351 of the Code.  In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of NewCo, the Company, Parent and the Purchaser as to such matters as such counsel may reasonably request.

10.3                        Conditions to the Obligation of the Company.  The respective obligations of the Company, NewCo and Merger Sub to complete the transactions contemplated by this Agreement are subject to the satisfaction of, or compliance with, on or before the Closing Date, each of the following conditions (any of which may be waived by the Company, in whole or in part):

(a)                                 The representations and warranties of Parent and the Purchaser in Section 7 shall be true and correct (without giving effect to any “materiality” or “material adverse effect” qualifiers contained therein) as of the date of this Agreement and as of the Closing (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall have been so true and correct as of such date), except where the failure to be true and correct would not, individually or in the aggregate, have a material adverse effect on the ability of Parent and the Purchaser to consummate timely the transactions contemplated by this Agreement;

(b)                                 All of the covenants and agreements Parent or the Purchaser are required to perform or comply with under this Agreement on or before the Closing Date shall have been duly performed and complied with in all material respects;

(c)                                  Each of the Commercial Agreements (other than the New Company Distribution Agreements and the Acquired KO Brand Distribution Agreements) shall have been duly executed by Parent, the Purchaser or their Subsidiaries, as applicable, and shall be in full force and effect as of the Closing Date;

(d)                                 All of the conditions to the Company’s obligations under Sections 8.1 and 8.3 (other than Section 8.3(f)) of the Asset Transfer Agreement shall have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), and the consummation of the transactions contemplated by the Asset Transfer Agreement shall occur concurrently with the Closing; provided, however, that the Company shall not have the right to assert that the foregoing condition set forth in this Section 10.3(d) has not been satisfied if the failure to satisfy such condition results primarily from the Company or NewCo’s failure to perform or comply with its obligations under the Asset Transfer Agreement; and

(e)                                  The Company shall have received an opinion of Jones Day, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, to the effect that for U.S. federal income tax purposes the exchanges that occur pursuant to the Merger, the acquisition and issuance of the Shares and the KO Asset Transfer, taken together, shall constitute exchanges described in Section 351 of the Code.  In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of NewCo, the Company, Parent and the Purchaser as to such matters as such counsel may reasonably request.

SECTION 11.

TERMINATION OF THE AGREEMENT

11.1                        Termination Events.  This Agreement may, by written notice given before or at the Closing, be terminated:

(a)                                 by mutual written consent of the Company and Parent or the Purchaser;

(b)                                 by the Company, if the Closing has not occurred (other than if the breach of any provision of this Agreement by the Company, NewCo or Merger Sub has been the cause of, or resulted in, the failure of, or has prevented, the Closing to be consummated by such time) on or before the date that is the nine-month anniversary of the date hereof (the “Outside Date”); provided that if all of the conditions precedent set forth in Section 10.1 and Section 10.2 have been satisfied, other than the condition precedent set forth in Section 10.1(a), and those conditions that by their nature can only be satisfied at the Closing, then the Company, by delivery of written notice to the Purchaser, may elect to extend the Outside Date for an additional period not to exceed 90 days;

(c)                                  by Parent or the Purchaser, if the Closing has not occurred (other than if the breach of any provision of this Agreement by Parent or the Purchaser has been the cause of, or resulted in, the failure of, or has prevented, the Closing to be consummated by such time) on or before the Outside Date; provided that if all of the conditions precedent set forth in Section 10.1 and Section 10.3 have been satisfied, other than the conditions precedent set forth in Section 10.1(a), and those conditions that by their nature can only be satisfied at the Closing, then the Purchaser, by delivery of written notice to the Company, may elect to extend the Outside Date for an additional period not to exceed 90 days;

(d)                                 by either the Company, Parent or the Purchaser, if any Governmental Authority has issued a nonappealable final judgment, order or decree or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided that the right to terminate this Agreement under this Section 11.1(d) shall not be available to any party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of or resulted in the action or event described in this Section 11.1(d) occurring;

(e)                                  by either the Company, Parent or the Purchaser, as the case may be, if a condition to the obligations of such party to complete the transactions set forth in Section 10 shall have become incapable of satisfaction; or

(f)                                   automatically upon the termination of the Asset Transfer Agreement in accordance with its terms.

11.2                        Effect of Termination.  If this Agreement is terminated pursuant to Section 11.1, this Agreement and all rights and obligations of the parties under this Agreement will automatically end without any liability or obligation of any party or its Affiliates, except that (a) Section 8.1, Section 8.2, Section 12 (except for Section 12.9) and this Section 11.2 will remain in full force and survive any termination of this Agreement and (b) in the event of an intentional and material breach of this Agreement by a party, the other party’s right to pursue all remedies will survive such termination unimpaired.  For purposes of this Agreement, an “intentional material breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

SECTION 12.

MISCELLANEOUS

12.1                        Fees and Expenses.  Except as set forth in the Transaction Documents, whether or not the transactions contemplated by this Agreement are consummated, each party will pay its own direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives.

12.2                        Notices.  All notices, requests, consents and other communications under this Agreement to any party must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid) or (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day), in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):

If to the Company or NewCo:

Monster Beverage Corporation
1 Monster Way
Corona, California 92879
Facsimile:  (951) 739-6210
Attention: Rodney C. Sacks

With a copy (which will not constitute notice) to:

Jones Day

222 East 41st Street
New York, NY, 10017

Facsimile:	(212) 755-7306
Attention:	Robert A. Profusek, Esq.

Andrew M. Levine, Esq.

If to Parent or the Purchaser:

The Coca-Cola Company
One Coca-Cola Plaza

Atlanta, Georgia 30313

Facsimile:	(404) 676-8621
Attention:	Chief Financial Officer

With a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036

Facsimile:	(212) 735-2000
Attention:	Martha E. McGarry, Esq.
Thomas W. Greenberg, Esq.
Peter D. Serating, Esq.

12.3                        Entire Agreement.  The Transaction Documents and the Confidentiality Agreements (together with the exhibits and schedules thereto) and the other written agreements entered into between the parties as of the date hereof, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

12.4                        Amendments and Waivers.  No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company (or by NewCo, after the Closing), Parent and the Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement will be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor will any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

12.5                        Survival.  All representations and warranties contained in this Agreement will survive the Closing until the 24-month anniversary of the Closing Date; provided that the representations and warranties set forth in (and any claim arising from an inaccuracy or breach of) Section 6.1 (Organization and Qualification), Section 6.2 (Authorization; Enforcement), Section 6.5 (Issuance of the Shares; Exemption from Registration), Section 6.6 (Capitalization), Section 6.18 (Brokers and Finders), Section 7.1 (Organization; Authority) and Section 7.11 (Brokers and  Finders) will survive the Closing indefinitely.  The right of any party to assert a claim for indemnification relating to the breach of any covenant or agreement contained in this Agreement to the extent required to be performed or complied with prior to the Closing Date will survive the Closing until the 24-month anniversary of the Closing Date.  All covenants contained in this Agreement required to be performed or complied with in whole or in part after the Closing Date will survive the Closing until the expiration of the applicable statute of limitations or for such shorter period specified in this Agreement.  All claims for indemnification under this Agreement must be asserted pursuant to a written claim notice given prior to the expiration of the applicable survival period set forth in this Section 12.5; provided that any representation, warranty, covenant or agreement that is the subject of a claim for indemnification which is asserted pursuant to a written claim notice given after the Closing Date within the survival periods specified in this Section 12.5 will survive until, but only for purposes of, the resolution of such claim.

12.6                        Successors and Assigns.  This Agreement will be binding upon the parties and their respective successors and assigns and will inure to the benefit of the parties and their respective successors and permitted assigns.  The Company and NewCo may not assign or delegate this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser.  Parent and the Purchaser may not assign or delegate this Agreement or any rights or obligations hereunder without the prior written consent of the Company or NewCo; provided that Parent or the Purchaser may assign and delegate any of their rights and obligations under this Agreement to an Affiliate of the Purchaser if such Affiliate agrees in writing to be bound by the terms of this Agreement.  None of the rights granted to Parent or the Purchaser pursuant to this Agreement or any of the other Transaction Documents may be exercised by any Person, other than Parent, the Purchaser or any Affiliate of Parent or the Purchaser to which Parent or the Purchaser’s rights are assigned in accordance with this Section 12.6 (so long as such assignee continues to be an Affiliate of the Purchaser); provided that the Purchaser may assign its rights under Section 9 to any Person that acquires Registrable Securities from the Purchaser (other than in a public offering or a sale pursuant to Rule 144) in compliance with the provisions of this Agreement representing more than 1% of NewCo’s then outstanding NewCo Common Stock if such Person agrees in writing to be bound by the terms of this Agreement (in which case, the Purchaser will have no liability or obligation with respect to the obligations of the assignee hereunder).  Notwithstanding the foregoing, each of Parent and the Purchaser will remain primarily liable for the performance of all of its obligations under the Transaction Documents notwithstanding any assignment pursuant to this Section 12.6.

12.7                        No Third-Party Beneficiaries.  Except for the Purchaser Indemnitees and the NewCo Indemnitees under Section 8.9, this Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

12.8                        Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein will remain in full force and effect and will in no way be affected, impaired or invalidated.  It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such provision, covenant or restriction that may be hereafter declared invalid, illegal, void or unenforceable.

12.9                        Remedies.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed by any party in accordance with their specific terms or were otherwise breached by such party.  The parties accordingly agree that, in addition to any other remedy to which the parties are entitled at law or in equity, each party is entitled to injunctive relief to prevent breaches of this Agreement by the other party and otherwise to enforce specifically the provisions of this Agreement against the other party.  Each party expressly waives any requirement that the other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

12.10                 Business Days.  If the last or appointed day for the taking of any action or the expiration of any right required or granted in this Agreement is not a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

12.11                 Construction.  The parties agree that each of them and their respective counsel has reviewed and had an opportunity to revise this Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments hereto.

12.12                 Governing Law and Venue.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement will be governed by and construed and enforced in accordance with the internal procedural and substantive laws of the State of Delaware, without regard to the principles of conflict of laws thereof.  Each party agrees that all legal proceedings concerning the construction, validity, enforcement and interpretation of this Agreement (whether brought against a party to this Agreement or its respective Affiliates, directors, officers, stockholders, employees or agents) will be solely and exclusively subject to the jurisdiction (a) in the United States District Court for the State of Delaware and (b) in a state court of the State of Delaware located in the County of Wilmington.  Each party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the foregoing courts for the adjudication of any dispute arising in connection with this Agreement and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or that any court described above is an inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service will constitute good and sufficient service of process and notice thereof.  Nothing contained herein will be deemed to limit in any way any right to serve process in any other manner permitted by law.

12.13                 WAIVER OF JURY TRIAL.  IN ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY.

12.14                 Counterparts and Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together will be considered one and the same agreement and will become effective when counterparts have been signed by each party and delivered to the other party, it being understood that all parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature will create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

12.15                 Further Assurances.  At any time or from time to time after the Closing, the parties agree to cooperate with each other, and at the request of the other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated by this Agreement and to otherwise carry out the intent of the parties hereunder or thereunder.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized signatories as of the date first indicated above.

MONSTER BEVERAGE CORPORATION

By:	/s/ Rodney C. Sacks
	Name:	Rodney C. Sacks
	Title:	Chief Executive Officer

NEW LASER CORPORATION

By:	/s/ Rodney C. Sacks
	Name:	Rodney C. Sacks
	Title:	Chief Executive Officer

NEW LASER MERGER CORP.

By:	/s/ Rodney C. Sacks
	Name:	Rodney C. Sacks
	Title:	Chief Executive Officer

THE COCA-COLA COMPANY

By:	/s/ Kathy N. Waller
	Name:	Kathy N. Waller
	Title:	Executive Vice President and
Chief Financial Officer

EUROPEAN REFRESHMENTS

By:	/s/ Ann McKenna
	Name:	Ann McKenna
	Title:	Director

INDEX OF SECTIONS OF THE DISCLOSURE SCHEDULE*

Section 1.1(a)	Equity Compensation Plans
Section 1.1(b)	Knowledge
Section 5.2	Value of Consideration to be Paid for the Shares
Section 6.3	No Conflicts
Section 6.4	Filings, Consents and Approvals
Section 6.6	Capitalization of Company; Subsidiaries
Section 6.7	SEC Reports; Financial Statements
Section 6.10	Material Adverse Change
Section 6.11	Litigation
Section 6.12(a)	Intellectual Property
Section 6.12(f)	Status of Monster Marks in Non-U.S. Jurisdictions
Section 6.13	No Undisclosed Liabilities
Section 6.14	Compliance with Law
Section 6.15	Contracts
Section 6.19	Tax Matters
Section 6.21	Insurance Policies
Section 8.8	Conduct of the Business by the Company

EXHIBITS*

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Amended U.S./Canada Coordination Agreement
Exhibit C	Form of Amended International Coordination Agreement
Exhibit D	Form of Acquired KO Brand U.S./Canada Coordination Agreement
Exhibit E	Form of Acquired KO Brand International Coordination Agreement
Exhibit F	Form of Amended CCR Agreement
Exhibit G	Form of Amended Canada Distribution Agreement
Exhibit H-1	Form of U.S./Canada Distribution Agreement
Exhibit H-2	Form of International Distribution Agreement
Exhibit I	Key Terms of Beverage Base Supply Agreement
Exhibit J	Form of Escrow Agreement
Exhibit K	Allocation Principles
Exhibit L	Form of Joint Press Release
Exhibit M	Certificate of Competitors
Exhibit N	Certificate of Parent Competitors

*  Schedules, annexes and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the SEC a copy of any omitted schedule, annex or exhibit upon request.